                                                                EXHIBIT 10.56

                                  TABLE OF CONTENTS
                                 ACQUISITION AGREEMENT

                                                                        Page
                                                                        ----

1.     DEFINITIONS.                                                      1
            1.1.     Defined Terms                                       1
            1.2.     Case and Gender Neutral                             8

2.     PURCHASE AND SALE OF TRANSFERRED ASSETS; CONSULTING FEES          8
            2.1.     Purchase of Stock                                   8
            2.2.     Purchase of Incentive Rights                        8
            2.3.     Purchase of Heritage Stock and SBI Stock            9
            2.4.     Acquisition Price                                   10
            2.5.     [Intentionally Left Blank].                         10
            2.6.     Consulting Fees                                     10

3.     FACILITIES SHARING                                                11
            3.1.     Right to Use NUCO Accounting and Computer Systems   11
            3.2.     Right to Use Office Facilities                      11

4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS GROUP    12
            4.1.     Due Organization                                    13
            4.2.     Authorization; Validity                             13
            4.3.     No Conflicts                                        14
            4.4.     Capital Stock of Medallion Corporations             14
          4.5.          Transactions in Capital Stock; Marketable Title
                     to Stock and Incentive Rights                       15
            4.6.     Membership Interests in Medallion LLCs              16
            4.7.     Partnership Interests in Project Partnerships
                     and Brightside                                      16
            4.8.     No Subsidiaries of BSMI; Fictitious Names           16
            4.9.     Financial Statements                                17
            4.10.    Liabilities and Obligations                         18
            4.11.    Accounts and Notes Receivable                       19
            4.12.    Permits                                             19
            4.13.    Environmental Matters                               19
            4.14.    Real Property and Personal Property of BSMI         20
            4.15.    Title and Condition of Project Partnership Assets   21
            4.16.    Material Contracts and Commitments                  22
            4.17.    Insurance                                           24
            4.18.    Compensation; Employment Agreements                 24
            4.19.    Employee Benefit Plans; Employee Matters            25
            4.20.    Conformity with Law; Litigation                     26

                                                                        Page
                                                                        ----

            4.21.   Taxes                                                27
            4.22.   Absence of Changes                                   28
            4.23.   Bank Accounts; Powers of Attorney                    29
            4.24.   Disclosure                                           30
            4.25.   Security Deposits.                                   30
            4.26.   No Shopping                                          31
            4.27.   Amendments to Property Management Agreements,
                    Incentive Agreements, Facilities Rental Agreements
                    and Accounting Services Agreements                   31
            4.28.   Further Assurances                                   32
            4.29.   Opinion of Counsel                                   32
            4.30.   Notification of Breach                               32
            4.31.   Release                                              32
            4.32.   Stockholders' Agreements                             32
            4.33.   Tax Matters                                          32
            4.34.   HUD                                                  33
            4.35.   Government Consents                                  34
            4.36.   Additional Consents                                  34
            4.37.   Costs and Expenses                                   34
            4.38.   Limited Partner Consent; Contacts                    34
            4.39.   No Action to Affect Fees                             35
            4.40.   Closing Adjustments                                  36

5.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF NHP                  36
            5.1.  Organization of HG16 and HG17                          36
            5.2.  Validity and Effect of Agreements                      36
            5.3.  Management of Project Properties.                      37
            5.4.  Collection of BSMI Employee Obligations                37
            5.5.  Information Provided to HUD                            38

6.     CLOSING; CONDITIONS PRECEDENT.                                    38
            6.1.  Closing                                                38
            6.2.  Conditions Precedent to NHP's Obligations              38
            6.3.  Conditions Precedent as to the Sellers Group's
                  Obligations                                            41
            6.4.  No Representation Regarding HUD                        42

7.    REMEDIES UPON BREACH OR DEFAULT.                                   42
            7.1.  Breach or Default by Sellers Group                     42
            7.2.  Breach or Default by NHP                               43

8.    BROKERS                                                            43

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION        43
            9.1.  Survival of Representations and Warranties,
                  Covenants and Indemnifications                         43
            9.2.  Covenant and Agreement to Indemnify.                   44
            9.3.  Conditions of Indemnification                          46
            9.4.  Acquisition Price Allocation                           46

                                                                        Page
                                                                        ----

             9.5.  Escrow Amount                                         46
             9.6.  Remedies Cumulative                                   47

10.     DISPUTE RESOLUTION                                               47
             10.1.  Disputed Issue                                       48
             10.2.  Resolution of Disputed Issue                         48
             10.3.  Binding Resolution                                   48
             10.4.  Prevailing Party                                     48

11.     CONFIDENTIALITY                                                  48
             11.1   Nondisclosure                                        48
             11.2   Publicity                                            49

12.     GENERAL PROVISIONS                                               49
             12.1.  Mutual Representations, Acknowledgements and
                    Warranties                                           49
             12.2.  Notices                                              50
             12.3.  Binding Effect; Benefits                             51
             12.4.  Entire Agreement                                     51
             12.5.  Governing Law                                        51
             12.6.  Headings                                             51
             12.7.  Waivers                                              51
             12.8.  Incorporation of Exhibits and Schedules              52
             12.9.  Severability                                         52

SCHEDULES:

Schedule 1.1.1      First Amended and Restated Accounting Services
                    Agreements
Schedule 1.1.22     First Amended and Restated Facilities Rental Agreements
Schedule 1.1.26     HAP Contracts
Schedule 1.1.32     Incentive Agreements
Schedule 1.1.37     Medallion Corporations
Schedule 1.1.39     Medallion LLCs
Schedule 1.1.45     Project Partnerships and Project
                    Properties
Schedule 1.1.47     Property Management Agreements
Schedule 1.1.63     Wayne Builders Contract
Schedule 4.1        Due Organization
Schedule 4.4        Capital Stock of Medallion Corporations
Schedule 4.6        Membership Interests in Medallion LLCs
Schedule 4.7        Partnership Interests in Project Partnerships and
                    Brightside
Schedule 4.9        Financial Statements
Schedule 4.10       Liabilities and Obligations
Schedule 4.11       Accounts and Notes Receivable
Schedule 4.13       Environmental Matters
Schedule 4.14       Real Property and Personal Property of BSMI
Schedule 4.15       Title and Condition of Project Partnership
                    Assets
Schedule 4.16       Material Contracts and Commitments
Schedule 4.17       Insurance
Schedule 4.18       Compensation; Employment Agreements
Schedule 4.19       Employee Benefit Plans; Employee Matters
Schedule 4.20       Conformity with Law; Litigation
Schedule 4.21       Taxes
Schedule 4.22       Absence of Changes
Schedule 4.23       Bank Accounts; Powers of Attorney
Schedule 4.34.4     HUD/Agency Reviews and Financial Audits
Schedule 4.36       Additional Consents

EXHIBITS:

Exhibit A           Brightside Assignment Agreement
Exhibit B           Escrow Agreement
Exhibit C           [This Exhibit Intentionally Left Blank]
Exhibit D           Release
Exhibit E           Wayne Amendment
Exhibit F           Consulting Fees
Exhibit G           Additional Consulting Fees
Exhibit H           Facilities Sharing Assets
Exhibit I-1         Amended and Restated Property Management Agreements
Exhibit I-2         Amended and Restated Incentive Agreements
Exhibit I-3         Second Amended and Restated Facilities
Rental Agreements
Exhibit I-4         Second Amended and Restated Accounting
Services Agreements
Exhibit J-1         Stockholders' Agreement of Heritage
Resources, Inc.
Exhibit J-2         Stockholders' Agreement of S.B.I., Corp.

                                 ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT (this "Agreement") is made this 24 day of January, 1997, by and among (i) (a) NHP-HG 16, Inc., a Virginia corporation ("HG16"), and (b) NHP-HG 17, Inc., a Virginia corporation ("HG17") [HG16 and HG17 are sometimes together referred to herein as "NHP"], and (ii) (a) DAVID W. HOUZE ("Houze"), (b) DEBORAH S. BURGY ("Burgy"), (c) BRIGHTSIDE, LTD., a Florida limited partnership ("Brightside"), (d) NUCO BUSINESS SYSTEMS, INC., an Ohio corporation ("NUCO"), (e) CELLAR H.S.C., LTD., an Ohio limited liability company ("Cellar"), and (f) CONVEYOR H.R.I., LTD., an Ohio limited liability company ("Conveyor") [Houze, Burgy, Brightside, Cellar and Conveyor are hereinafter sometimes collectively referred to as the "Sellers Group"].

     WHEREAS, the parties hereto desire to set forth herein the terms and provisions of their agreements and understandings.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

     1.     DEFINITIONS.

            1.1. DEFINED TERMS. The following terms shall have the indicated meanings ascribed to them when used in this Agreement:

                 1.1.1 "Accounting Services Agreements" shall, individually and collectively, mean and refer to the First Amended and Restated Accounting Services Agreements dated as of December 1, 1996 between BSMI (as assignee of NUCO pursuant to that certain Assignment and Assumption Agreement dated as of December 1, 1996) and certain of the Project Partnerships, together with any amendments thereto, a copy of each of which (together with any amendments) is attached as part of Schedule 1.1.1 hereto.

                 1.1.2 "Accounting Services Reimbursements" shall mean and refer to the expenses and other amounts payable by the Project Partnerships under the Accounting Services Agreements, as amended by the applicable Fee Agreement Amendments.

                 1.1.3 "Acquisition Price" shall mean and refer to the amount payable by NHP to the Sellers Group, in accordance with Section 2.4 hereof, in order to acquire the Transferred Assets.

                 1.1.4 "Additional Consulting Fees" shall mean and refer to the fees payable to Brightside, and referenced as such, pursuant to Exhibit G attached hereto and made a part hereof.

                 1.1.5 "Affiliate(s)" of any person shall mean and refer to any entity or individual, directly or indirectly, controlled by, controlling or in common control with, such person.

                 1.1.6 "Agreement" shall mean and refer to this Acquisition Agreement and the Exhibits and Schedules attached hereto and made a part hereof, as amended and in effect from time to time.

                 1.1.7 "Balance Sheet Date" shall mean and refer to December 31, 1996.

                 1.1.8 "Brightside Assignment Agreement" shall mean and refer to that certain Assignment Agreement attached hereto as Exhibit A and made a part hereof to be entered into by Brightside and HG16 as of the Closing pursuant to Section 2.2 hereof.

                 1.1.9 "BSMI" shall mean and refer to Broad Street Management, Inc., an Ohio corporation.

                 1.1.10 "BSMI Stock" shall mean and refer to, collectively, (i) twenty-eight (28) shares of Common Stock, no par value, of BSMI owned by Burgy as of the date hereof and represented by certificate no. 9, and (ii) seventy-four (74) shares of Common Stock, no par value, of BSMI owned by Houze as of the date hereof and represented by certificate no. 12.

                 1.1.11 "Cellar" shall mean and refer to Cellar H.S.C., Ltd., an Ohio limited liability company.

                 1.1.12  "Claim" shall have the meaning ascribed to it under
Section 9.2.1 below.

                 1.1.13 "Closing" shall mean and refer to the date on which the parties hereto consummate and complete the transactions contemplated hereunder, subject to the complete satisfaction of the Conditions Precedent, as more fully set forth in Sections 6.2 and 6.3 hereof.

                 1.1.14 "Condition Precedent" and "Conditions Precedent" shall mean and refer to the conditions and requirements which must be completely satisfied (or otherwise waived by the party for whose benefit such condition or requirement was established) at or prior to Closing, as more fully set forth in Sections 6.2 and 6.3 hereof.

                 1.1.15 "Conveyor" shall mean and refer to Conveyor H.R.I., Ltd., an Ohio limited liability company.

                 1.1.16 "Consulting Fees" shall mean and refer to the fees payable to Brightside (or its permitted designee) and referenced as such, pursuant to, Exhibit F attached hereto and made a part hereof.

                 1.1.17 "Effective Date" shall mean and refer to January 1, 1997.

                 1.1.18 "Escrow Account" shall mean and refer to the escrow account established pursuant to the Escrow Agreement.

                 1.1.19 "Escrow Agent" shall mean and refer to the Escrow Agent designated as such under the terms of the Escrow Agreement.

                 1.1.20 "Escrow Agreement" shall mean and refer to that certain Escrow Agreement to be executed by the Sellers Group, NHP and the Escrow Agent, in the form of Exhibit B attached hereto and made a part hereof.

                 1.1.21 "Escrow Amount" shall mean and refer to Five Hundred Thousand Dollars ($500,000), to be deducted from the Acquisition Price at Closing and deposited in the Escrow Account (plus accrued interest, if any, thereon) in accordance with the terms of Sections 2.4.2 and 9.5 of this Agreement and the terms of the Escrow Agreement.

                 1.1.22 "Facilities Rental Agreements" shall, individually or collectively, mean and refer to those certain First Amended and Restated Facilities Rental Agreements dated as of December 1, 1996 between BSMI and certain of the Project Partnerships, a copy of each of which (together with any amendments) is attached as Schedule 1.1.22 and made a part hereof.

                 1.1.23 "Fee Agreement Amendments" shall mean and refer to the Amended and Restated Housing Management Agreements between BSMI and each of the Project Partnerships, the Amended and Restated Agreements Regarding Additional Management Services between HG16 and the Project Partnerships listed on Schedule 1.1.32, the Second Amended and Restated Accounting Services Agreements between BSMI and certain of the Project Partnerships listed on Schedule 1.1.1, and the Second Amended and Restated Facilities Rental Agreements between BSMI and certain of the Project Partnerships listed on Schedule 1.1.22, to be executed by the Project Partnerships as of Closing in accordance with Section 4.26 hereof.

                 1.1.24 "Fee Deficit" shall have the meaning ascribed to it on Exhibit F attached hereto.

                 1.1.25 "Fees", with respect to each and all of the Project Partnerships, individually and collectively, shall mean and refer to the Incentive Fees and Property Management Fees.

                 1.1.26 "HAP Contract(s)" shall, individually or collectively, mean and refer to the currently in effect (exclusive of subsequent extensions) HUD Section 8 Housing Assistance Payment Contract for each of the Project Partnerships, a copy of each of which (together with any amendments) is attached as Schedule 1.1.21 and made a part hereof.

                 1.1.27 "Heritage" shall mean and refer to Heritage Resources, Inc., an Ohio corporation.

                 1.1.28 "Heritage Stock" shall mean and refer to one (1) share of Common Stock, with no par value, of Heritage, represented by certificate no. 8, to be sold by Conveyor to HG16 on the Closing, pursuant to Section 2.3.1 hereof.

                 1.1.29 "HG16" shall mean and refer to NHP-HG 16, Inc., a Virginia corporation.

                 1.1.30 "HG17" shall mean and refer to NHP-HG 17, Inc., a Virginia corporation.

                 1.1.31 "HUD" shall mean and refer to the United States Department of Housing and Urban Development.

                 1.1.32 "Incentive Agreements" shall, individually or collectively, mean and refer to the Agreements Regarding Additional Management Services, together with any amendments thereto, between Brightside and certain of the Project Partnerships, a copy of each of which (together with any amendments) is attached as Schedule 1.1.32 and made a part hereof.

                 1.1.33 "Incentive Fees" shall mean and refer to the fees, expenses and other amounts payable by the Project Partnerships under the Incentive Agreements, as amended by the Fee Agreement Amendments.

                 1.1.34 "Incentive Rights" shall mean and refer to all of Brightside's legal and beneficial right, title and interest under the Incentive Agreements.

                 1.1.35 "Loan Documents" shall mean and refer to any and all instruments, documents and agreements evidencing and securing any indebtedness of any of the Project Partnerships,

BSMI or Brightside as of the date of this Agreement, and any amendments, modifications and/or supplements thereto and thereof, a true and complete list of which on Schedule 4.10 is attached hereto and made a part hereof.

                 1.1.36 "Loss" and "Losses" shall have the meanings ascribed to them under Section 9.2.1 below.

                 1.1.37 "Medallion Corporation(s)" shall mean and refer, either individually or collectively to the corporations listed on Schedule 1.1.37 hereto.

                 1.1.38 "Medallion Entity(ies)" shall, either individually or collectively, mean and refer to Brightside, each of the Medallion Corporations, BSMI, each of the Medallion LLCs and each of the Project Partnerships.

                 1.1.39 "Medallion LLC(s)" shall mean and refer, either individually or collectively, to the limited liability companies listed on
Schedule 1.1.39 hereto.

                 1.1.40  "NHP" shall mean and refer to HG16 and HG17.

                 1.1.41 "Opinion of Counsel" shall mean and refer to an opinion issued by counsel for the Sellers Group with respect to the transactions contemplated by this Agreement, which is satisfactory in scope and substance to NHP (and their counsel), in their sole and absolute discretion, as set forth in
Section 4.29 hereof.

                 1.1.42 "Organizational Corporate Documents" shall, with respect to each Medallion Corporation, mean and refer to the Articles of Incorporation or Certificate of Incorporation, Bylaws, organizational minutes of all meetings of directors and/or stockholders and certificates or written consents in lieu of special meetings of directors and/or stockholders reflecting all actions taken by the directors or stockholders of such Medallion Corporation without a meeting, together with any and all amendments, modifications and supplements thereto, which are attributable to, and in effect during, the period commencing as of the date of incorporation of such Medallion Corporation to the date of Closing.

                 1.1.43 "Organizational LLC Documents" shall, with respect to each Medallion LLC, mean and refer to the certificate of formation, operating agreement, resolutions, reaffirmations, certificate of cancellation and election to continue existence, together with any and all amendments, modifications and supplements thereto, which are attributable to, and in effect during, the period commencing as of the date of organization of such Medallion LLC to the date of Closing.

               1.1.44 "Organizational Partnership Documents" shall, with respect to each Project Partnership and Brightside, mean and refer to the certificate of limited partnership, partnership agreement, resolutions, reaffirmations, certificate of cancellation and election to continue existence, together with any and all amendments, modifications and supplements thereto, which are attributable to, and in effect during, the period commencing as of the date of organization of such Project Partnership and Brightside to the date of Closing.

               1.1.45 "Project Partnership(s)" shall mean and refer, either individually or collectively, to the limited partnerships which own and operate the Project Properties, as set forth on Schedule 1.1.45 attached hereto and made a part hereof.

               1.1.46 "Project Property" and "Project Properties" shall, individually and collectively, mean and refer to the real estate projects owned and operated by the Project Partnerships, as each is more fully described on
Schedule 4.15 attached hereto and made a part hereof, together with all rights appurtenant thereto and all furniture, fixtures, equipment and other personal property owned by, leased or used by the Project Partnerships at Closing.

               1.1.47 "Property Management Agreements" shall, individually or collectively, mean and refer to the housing management agreements between BSMI and the Project Partnerships, together with any amendments thereto, a copy of each of which (together with any amendments) is attached as Schedule 1.1.47 and made a part hereof, which are in effect as of the date hereof in connection with the management of the Project Properties.

               1.1.48 "Property Management Fees" shall mean and refer to the fees, expenses and other amounts payable by the Project Partnerships under the Property Management Agreements, as amended by the Fee Agreement Amendments.

               1.1.49 "Property Management Fee Shortfall" shall have the meaning ascribed to it on Exhibit G attached hereto.

               1.1.50 "Property Management Rights" shall mean and refer to all of BSMI's legal and beneficial right, title and interest under the Property Management Agreements.

               1.1.51 "Reimbursement Payments" shall mean and refer to the amount(s) payable by the Project Partnerships under the Accounting Services Agreements and Facilities Rental Agreements, as amended by the Fee Agreement Amendments.

               1.1.52 "Release" shall mean and refer to the Release to be executed by Houze and Burgy and delivered to NHP at

Closing in the form of Exhibit D attached hereto and made a part hereof.

               1.1.53 "Required HUD Documents" shall mean and refer to the following with respect to each of the Project Partnerships: (i) a Certificate of Previous Participation (HUD Form 2530), (ii) a current Rental Schedule and Information (HUD Form 92458), (iii) a copy of each Assignment Separate from Certificate with respect to the transfer of the BSMI Stock and (iv) any other documents, agreements or instruments required by HUD in connection with the transactions contemplated hereunder.

                 1.1.54 "SBI" shall mean and refer to S.B.I., Corp., an Ohio corporation.

                 1.1.55 "SBI Stock" shall mean and refer to one (1) share of Common Stock, no par value, of SBI, represented by certificate no. 11, to be sold by Cellar to HG16 on the Closing, pursuant to Section 2.3.2 hereof.

                 1.1.56 "Security Deposit Regulations" shall mean and refer to any applicable state and local laws, regulations and procedural requirements with respect to the holding, treatment, application and administration of tenant security deposits with respect to the Project Partnerships.

                 1.1.57 "Sellers Group" shall mean and refer to Houze, Burgy, Brightside, Conveyor and Cellar, either individually or collectively. Any and all representations, warranties, undertakings, covenants and agreements of the Sellers Group under this Agreement shall be joint and several, individual and collective, as to each party belonging to the Sellers Group; provided, however, that Burgy shall have several liability for representations and warranties under this Agreement.

                 1.1.58 "Stock" shall mean and refer to the BSMI Stock, the Heritage Stock and the SBI Stock, individually or collectively.

                 1.1.59 "Stockholders' Agreements" shall mean and refer to the Stockholders' Agreements to be executed by the stockholders of Heritage and SBI in accordance with Section 4.32 hereof.

                 1.1.60 "Threshold Amount(s)" shall have the meaning as set forth on Exhibit F attached hereto and made a part hereof.

                 1.1.61 "Transferred Assets" shall mean and refer to the BSMI Stock, the Incentive Rights, the Heritage Stock and the SBI Stock, individually or collectively.

                 1.1.62 "Wayne Builders" shall mean and refer to Wayne Builders, Corp., an Ohio corporation of which Houze is the sole stockholder.

                 1.1.63 "Wayne Builders Contract" shall mean and refer to that certain Contract for Services between Wayne Builders and BSMI, as agent for the Project Partnerships, dated January 1, 1996 for the provision of certain services, as stated therein, a copy of which is attached hereto as Schedule 1.1.63.

                 1.1.64 "Wayne Amendment" shall mean and refer to that certain amendment to the Wayne Builders Contract in the form of Exhibit E attached hereto and made a part hereof, the execution and delivery of which is a Condition Precedent pursuant to Section 6.2.21 hereof.

          1.2 CASE AND GENDER NEUTRAL. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and VICE VERSA, to the extent necessary to give the terms defined in this Section 1 and/or the terms otherwise used in this Agreement their proper meanings.

     2.     PURCHASE AND SALE OF TRANSFERRED ASSETS; CONSULTING FEES.

            2.1  PURCHASE OF STOCK.

                 2.1.1 Upon the terms and subject to the conditions set forth in this Agreement (including specifically, the provisions of Section 6.2 hereof), at Closing, Burgy and Houze shall sell, assign, transfer, endorse and deliver to HG17 and HG17 shall purchase, accept and take from Burgy and Houze, all of Burgy's and Houze's legal and beneficial right, title and interest in and to the BSMI Stock.

                 2.1.2 Burgy and Houze each covenants and agrees that, at Closing, they shall deliver to HG17 the stock certificates representing one hundred percent (100%) of the shares of the BSMI Stock. All such certificates shall include duly executed endorsements or separate undated stock powers duly executed in blank, as HG17 may request, in form satisfactory to HG17 and effective to vest in HG17 good and marketable title to the BSMI Stock at such time.

            2.2 PURCHASE OF INCENTIVE RIGHTS. HG16 shall purchase from Brightside, and Brightside shall sell to HG16, all of Brightside's legal and beneficial right, title and interest in the Incentive Agreements. At Closing, Brightside and HG16 shall enter into the Brightside Assignment Agreement in the form of Exhibit A attached hereto and made a part hereof. HG16 or its Affiliates may assign the Incentive Fees to any of their

Affiliates, provided that any such transferee shall agree in writing (a copy of which to be provided to Sellers Group within three (3) business days thereof) to be bound by the obligations, covenants and representations of HG16 contained in this Agreement.

            2.3  PURCHASE OF HERITAGE STOCK AND SBI STOCK.

                 2.3.1 HG16 shall purchase from Conveyor and Conveyor shall sell to HG16, good and marketable title to the Heritage Stock. Conveyor covenants and agrees that, at Closing, it shall deliver to HG16 the stock certificate representing the Heritage Stock. Such certificate shall be in form satisfactory to HG16 and effective to vest in HG16 good and marketable title to the Heritage Stock at such time.

                 2.3.2 HG16 shall purchase from Cellar and Cellar shall sell to HG16, good and marketable title to the SBI Stock. Cellar covenants and agrees that, at Closing, it shall deliver to HG16 the stock certificate representing the SBI Stock. Such certificate shall be in form satisfactory to HG16 and effective to vest in HG16 good and marketable title to the SBI Stock at such time.

                 2.3.3 The Sellers Group agrees that amounts payable or repayable by any of the Project Partnerships to any of the Sellers Group (or any of their Affiliates, including Wayne Equity, an Ohio corporation, with respect to any amounts disclosed on Schedule 4.10 hereof or otherwise) or any of the Project Partnerships' general partners as of the Closing, and/or thereafter, shall, except for amounts payable to Affiliates of the Sellers Group which arise in the ordinary course of business and are consistent with, and approved under, the operating budget line item for such Project Partnership, at all times be subordinate to the payment of all accrued and unpaid Fees and Reimbursement Payments (including any Fee Deficit or Property Management Fee Shortfall) by that Project Partnership. The Sellers Group shall, in furtherance of the foregoing, forbear, and shall cause its Affiliates to forbear, from asserting any of its or their rights or claims with respect to any and all such amounts accruing on or before Closing until such time as NHP or one of its Affiliates is no longer in control of BSMI or otherwise, directly or indirectly, in control of the entity that has been retained as property manager for the Project Partnerships; provided, however, that the unpaid fees and reimbursements accrued as of Closing for Sandalwood and United Services Real Estate Co. No. 51 in the amounts of $20,074.97 and $57,804.73, respectively, shall be paid at calendar year end out of remaining net cashflow, if any, of such Project Partnerships after satisfaction of all other accrued fees, obligations and liabilities (and, in the case of Sandalwood, only if no Fee Deficit or Property Management Fee Shortfall exists).

            2.4  ACQUISITION PRICE.

                 2.4.1 The purchase price for the purchase of the BSMI Stock will be One Million Five Hundred Ninety-Nine Thousand Nine Hundred Dollars ($1,599,900), allocated Two Hundred Ten Thousand Dollars ($210,000) to the Management Agreements and One Million Three Hundred Eighty-Nine Thousand Nine Hundred Dollars ($1,389,900) to good will; the purchase price for the purchase of the Incentive Agreements will be Fifty Thousand Dollars ($50,000); and the purchase price for the purchase of the Heritage Stock and the SBI Stock shall be Fifty Dollars ($50) each, for a total consideration of One Million Six Hundred Fifty Thousand Dollars ($1,650,000), payable, subject to the terms hereof, at Closing (the "Acquisition Price") by wire transfer to the bank account of the Sellers Group's counsel.

                 2.4.2 The Sellers Group acknowledges and agrees that, as of Closing, pursuant to Section 9.5 below, the Escrow Amount shall be deducted from the Acquisition Price and deposited in the escrow account of NHP's counsel until it can be deposited in the Escrow Account pursuant to the terms of the Escrow Agreement. NHP shall have a perfected first priority security interest in the Escrow Account.

                 2.4.3 The Sellers Group covenants and agrees that it shall cause BSMI to have, in addition to the amount required by Section 4.40 below, a net cash balance in its operating bank account (after the Sellers Group's satisfaction of all of BSMI's liabilities and expenses accruing with respect to all periods ending prior to the Effective Date that are not otherwise chargeable to and payable by the Project Partnerships pursuant to the Property Management Agreements, Facilities Rental Agreements and the Accounting Services Agreements, each as amended by the Fee Agreement Amendments) in an amount equal to at least Sixty-Nine Thousand Dollars ($69,000). The Sellers Group shall, at Closing, cause such net cash balance to be wire transferred to a bank account designated by HG17.

                 2.4.4 With respect to BSMI, all real estate and personal property taxes and utility charges that are not otherwise chargeable to and payable by the Project Partnerships, pursuant to the Accounting Services Agreements and Facilities Rental Agreements, will be prorated as of Closing and the Acquisition Price shall be appropriately adjusted therefor.

            2.5  [This Section has been intentionally left blank.]

            2.6 CONSULTING FEES. NHP shall pay to Brightside the Consulting Fees and Additional Consulting Fees as set forth on Exhibits F and G attached hereto and made a part hereof. Brightside acknowledges and agrees that BSMI and NHP shall have the right to offset any obligation for Consulting Fees and/or

Additional Consulting Fees by the amount of any outstanding claims of the "Indemnified Parties" (as defined in Section 9.2 below), including, without limitation, BSMI and NHP, pursuant to their indemnification rights and the limitations thereon under Section 9.2 hereof (and any such offset amount(s) shall be placed in escrow until such claims are finally determined in accordance with Article 10 hereof). Brightside may assign all (and not less than all) of its rights to Consulting Fees and/or Additional Consulting Fees to any of its Affiliates; provided, however, that as a condition precedent to any such assignment the transferee shall agree in writing (in form and content reasonably satisfactory to NHP) to be bound by the terms of this Agreement.

     3.     FACILITIES SHARING.

            3.1 RIGHT TO USE NUCO ACCOUNTING AND COMPUTER SYSTEMS. From and after Closing, BSMI shall be entitled to non-exclusive use of NUCO's current accounting and computer (including the IBM 400) systems (in "as is" condition), and shall pay to NUCO ninety percent (90%) of the actual and direct out-of-pocket cost (as supported by adequate invoices and documentation) of providing and maintaining such systems (which shall not impose any obligation on BSMI or NUCO other than for minor repairs and scheduled maintenance), for as long as BSMI requires following Closing. NUCO covenants and agrees that BSMI's required use of such systems will have priority over any use required by any other party. Additional programming or enhancements required by either NUCO or BSMI will be completed by NUCO and invoiced to the party requesting the additional programming or enhancements. BSMI agrees to provide not less than ninety (90) days' advance notice of its intention to discontinue use of such systems.
Except as set forth in this Article 3, NUCO will have no obligation or responsibility to provide accounting services to BSMI, NHP or the Project Properties following Closing, other than assistance in transition matters, and will have no further obligations for payment of any facilities fee agreements.

          3.2 RIGHT TO USE OFFICE FACILITIES. NHP recognizes and understands that the Sellers Group (or certain of them), Heritage, SBI and the general partners of the Project Partnerships share certain facilities and assets with other affiliated entities of the Sellers Group. Subject to NHP specifically agreeing at Closing that BSMI has the assets necessary to operate its business after Closing as contemplated herein and subject to the limitations and indemnifications set forth below, the parties have mutually agreed to assets splits, equipment sharing and facility sharing to reasonably promote and operate their respective business operations. The facilities and assets are more specifically described on Exhibit H attached hereto and made a part hereof. The following office spaces in the building at 935 East Broad Street, Columbus, Ohio shall be provided at no cost other than reasonable allocation of utilities and other common charges: second floor offices historically used by Houze, Burgy, and Lynn Conley, a third floor office (if requested by Sellers Group), the basement space housing the IBM 400 computer, reasonable use of conference rooms, access to all common areas, and parking in the lot (provided that BSMI personnel shall have an adequate number of parking spaces and shall have priority rights with respect thereto); and the following office spaces in the 1718 Muhammed Ali Blvd., Louisville, Kentucky building shall be provided (if requested by Sellers Group) at no cost other than reasonable allocation of utilities and other common charges: one (1) office, reasonable use of the conference room and access to all common areas. The sharing of office space in both locations shall terminate on April 30, 1997, unless extended by NHP in writing, in its sole discretion. All costs, expenses and office supplies incurred or required by any of the Sellers Group (or any entity or individual acting at their request) shall be at the Sellers Group's sole cost and expense. BSMI and NHP will have priority over the foregoing parties for the use of all leased premises and shared office equipment and shared assets, and the Sellers Group shall not assign any of their rights under this Article 3 to any other party. The Sellers Group hereby covenants and agrees to indemnify and hold harmless NHP and BSMI, and their respective directors, officers, employees, agents and affiliates, from any loss or claim (including reasonable attorneys' fees) incurred by, or asserted against, NHP or BSMI and arising, directly or indirectly, out of any breach or default under this Section 3.2 by any of the Sellers Group, or any of their respective employees, agents, invitees or affiliates, and the Sellers Group shall immediately restore any damage to such offices, facilities and assets caused by the Sellers Group or their employees, agents, invitees or affiliates. In consideration of the foregoing facilities sharing, the Sellers Group shall be reasonably available to BSMI and NHP after Closing until at least April 30, 1997 to assist BSMI and NHP, at no additional cost to BSMI and NHP for the Sellers Group's services, in the transition of property management of the Project Properties. Notwithstanding the foregoing, NHP or BSMI may, at any time, terminate the office space, facilities and asset sharing if NHP or BSMI determines, in its sole discretion, that such sharing is materially adversely affecting or impeding BSMI's rendering of management services or BSMI's or NHP's realization of the economic benefits of the Property Management Agreements, Incentive Agreements, Accounting Services Agreements and/or Facilities Rental Agreements, as amended by the Fee Agreement Amendments.

     4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS GROUP.

     The Sellers Group represents, warrants and, to the extent applicable, covenants to NHP as set forth below (and, as to Burgy only, all such representations and warranties are limited to the best of Burgy's knowledge, information and belief):

            4.1 DUE ORGANIZATION. Each Medallion Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as shown on Schedule 4.1, and has all corporate power and authority to own, operate and lease its properties and carry on its business as the same is now being conducted. Each Medallion Corporation is in good standing as a foreign corporation in the jurisdictions where the conduct of its business requires it to be so qualified, as shown on Schedule
4.1. Each Project Partnership and Brightside is a limited partnership duly formed and validly existing under the laws of its state of organization, as shown on Schedule 4.1; each Project Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the conduct of its business therein makes such qualification reasonably necessary, as shown on Schedule 4.1; and each Project Partnership and Brightside has all requisite power and authority to own its properties and carry on its business as now conducted. Each Medallion LLC is a limited liability company duly formed and validly existing under the laws of its state of organization, as shown on Schedule 4.1; and each Medallion LLC has all requisite power and authority to own its properties and carry on its business as now conducted.

            4.2 AUTHORIZATION; VALIDITY. Brightside, Cellar, Conveyor and NUCO have all requisite partnership, limited liability company and corporate (as applicable) power and authority to enter into and perform their obligations pursuant to the terms of this Agreement. Each party within the Sellers Group has the full legal right, partnership, limited liability company or corporate power (as applicable) and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Brightside, Cellar, Conveyor and NUCO have been duly and validly authorized by the partners of Brightside, the members and managers of Conveyor and Cellar and the Board of Directors of NUCO, and this Agreement has been duly and validly authorized by all necessary partnership, limited liability company and corporate action, as applicable. This Agreement, the Fee Agreement Amendments, the Brightside Assignment Agreement, the Escrow Agreement, the Wayne Amendment, the Stockholders' Agreements, the Release and any other documents or instruments referenced to herein are the legal, valid and binding obligation of each party thereto (other than NHP, if applicable), enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

            4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the Fee Agreement Amendments, the Brightside Assignment Agreement, the Escrow Agreement, the Wayne Amendment, the Stockholders' Agreements, the Release and any other documents or instruments referred to herein, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof do not and will not:

                 4.3.1 conflict with, or result in a breach or violation of the Organizational Corporate Documents or any stockholder agreement in respect of any Medallion Corporation;

                 4.3.2 conflict with, or result in a breach or violation of any of the Organizational Partnership Documents;

                 4.3.3 conflict with, or result in a breach or violation of any of the Organizational LLC documents;

                 4.3.4 materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which the Sellers Group (or any of them), any Project Partnership, or BSMI is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of the properties belonging to the Sellers Group (or any of them), any Project Partnership, or BSMI pursuant to (i), to the best of the Sellers Group's knowledge, information and belief, any law or regulation to which the Sellers Group (or any of them), any Project Partnership, or BSMI or any of their respective property is subject, or (ii) any judgment, order or decree to which the Sellers Group (or any of them), any Project Partnership, or BSMI is bound or any of his, her or its property is subject;

                 4.3.5 to the best of the Sellers Group's knowledge, information and belief, result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Sellers Group (or any of them), any Project Partnership, or BSMI; or

                 4.3.6 violate any judgment or decree or, to the best of the Sellers Group's knowledge, information and belief, any law, order, rule, regulation, or ordinance by which the Sellers Group (or any of them), any Project Partnership, or BSMI is bound.

            4.4 CAPITAL STOCK OF MEDALLION CORPORATIONS. The authorized capital stock of each Medallion Corporation consists of that number of shares of common stock set forth on Schedule 4.4, of which that number of shares set forth on Schedule 4.4, is issued and outstanding. All of the issued and outstanding shares of the capital stock of each Medallion Corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the stockholders, and in the amounts, listed on Schedule 4.4, free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of each Medallion Corporation were offered, issued, sold and delivered by such corporation in compliance with all applicable state and Federal laws concerning the issuance of securities. Further, none of the shares of BSMI Stock, Heritage Stock or SBI Stock were issued in violation of the preemptive rights of any stockholder of BSMI, Heritage or SBI, respectively.

            4.5 TRANSACTIONS IN CAPITAL STOCK; MARKETABLE TITLE TO STOCK AND INCENTIVE RIGHTS.

                 A. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate BSMI, Heritage or SBI or any stockholder thereof to issue, sell or otherwise cause to become outstanding any shares of capital stock. Neither BSMI, Heritage nor SBI has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

                 B. Upon the consummation of the transfer of the BSMI Stock by Houze and Burgy to HG17 at Closing, (i) the BSMI Stock shall be owned of record and beneficially by HG17, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever,
(ii) no person or entity (other than HG17) shall own, of record or beneficially, any capital stock of BSMI, and (iii) no person or entity (other than HG17) shall have, by conversion, warrant, option, call or otherwise, any right to acquire any capital stock of BSMI, whether issued or authorized but unissued. Houze, Burgy and BSMI shall, as of the Closing, terminate, and waive any and all rights and claims under, that certain Buy/Sell Agreement dated January 1, 1995. The Sellers Group represents and warrants to NHP that all prior shareholders of BSMI had sold or otherwise disposed of their shares of BSMI stock in arms'-length transactions for fair value, or pursuant to, and in complete compliance with, the provisions of the aforementioned Buy/Sell Agreement, and no such prior shareholder has any right, claim or interest of any kind whatsoever with respect to BSMI or the BSMI Stock. Upon the consummation of the transfer of the Heritage Stock by Conveyor to HG16 at Closing, (i) the Heritage Stock shall be owned of record and beneficially by HG16, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever, (ii) no person or entity (other than HG16 and Conveyor) shall own, of record or beneficially, any capital stock of Heritage, and (iii) no person or entity shall have, by conversion, warrant, option, call or otherwise, any right to acquire any capital stock of Heritage, whether issued or authorized but unissued. Upon the consummation of the transfer of the SBI Stock by Cellar to HG16 at Closing, (i) the SBI Stock shall be owned of record and beneficially by HG16, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever, (ii) no person or entity (other than HG16 and Cellar) shall own, of record or beneficially, any capital stock of SBI, and (iii) no person or entity shall have, by conversion, warrant, option, call or otherwise, any right to acquire any capital stock of SBI, whether issued or authorized but unissued.

                 C. Upon Closing, pursuant to the Brightside Assignment Agreement, HG16 shall acquire all right, title and interest in and to the Incentive Agreements (as amended by the Fee Agreement Amendments) and the Incentive Rights, and, as of Closing and thereafter, HG16 shall have the exclusive right to receive the Incentive Fees.

            4.6 MEMBERSHIP INTERESTS IN MEDALLION LLCS. Schedule 4.6 attached hereto and made a part hereof sets forth a true, correct and complete listing of each and every Medallion LLC and sets forth, for each Medallion LLC the applicable name, dates of organization and qualification, and the respective name and equity and ownership interests of each member thereof. A true and complete copy of each of the Organizational LLC Documents has been provided by the Sellers Group to NHP.

            4.7  PARTNERSHIP INTERESTS IN PROJECT PARTNERSHIPS AND BRIGHTSIDE.
Schedule 4.7 attached hereto and made a part hereof sets forth a true, correct and complete listing of each and every Project Partnership and Brightside and sets forth, for each Project Partnership and Brightside the applicable name, dates of organization and qualification, project name, real property owned, general partners and limited partners, and the respective equity and ownership interests of each such partner. A true and complete copy of each of the Organizational Partnership Documents has been provided by the Sellers Group to NHP.

            4.8 NO SUBSIDIARIES OF BSMI; FICTITIOUS NAMES. BSMI has no subsidiaries, nor does BSMI presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is BSMI, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity. No Medallion Entity conducts its business under any fictitious or assumed business names.

            4.9 FINANCIAL STATEMENTS. Schedule 4.9 includes (a) true, complete and correct copies of (i) the unaudited Balance Sheets for each Medallion Corporation, Medallion LLC, BSMI and Brightside as of the periods identified on
Schedule 4.9 (such periods being the end of the two (2) most recent completed fiscal years, if any), and unaudited Statements of Income for each of its two
(2) most recent completed fiscal years (collectively, the "Compiled Financials"); (ii) the audited Balance Sheets for each Project Partnership as of the periods identified on Schedule 4.9 (such periods being the end of the two
(2) most recent completed fiscal years), and each Project Partnership's audited Statements of Income, Cash Flows and Retained Earnings for each of its two (2) most recent completed fiscal years (collectively, the "Audited Financials"), and
(b) true, complete and correct copies of the unaudited Balance Sheet of each Medallion Corporation, each Medallion LLC, each Project Partnership, BSMI and Brightside (the "December Balance Sheet") as of December 31, 1996 (the "Balance Sheet Date") and unaudited Statements of Income for that period of the current fiscal year then ended (collectively, the "Interim Financials"; and together with the Compiled Financials and the Audited Financials, the "Medallion Entities Financial Statements"). The Medallion Entities Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (or in accordance with the income tax basis of accounting, consistent with normal and past practices of the applicable entity), subject, in the case of the Interim Financials, to normal year-end audit adjustments, which individually or in the aggregate will not, to the best of the Sellers Group's knowledge, information and belief, be material, and to the omission of footnote information. Each of the Balance Sheets included in the Medallion Entities Financial Statements presents fairly, in all material respects, when taken as a whole, the financial condition for the applicable entity as of the dates indicated thereon, and each of the Statements of Income, Cash Flows and Retained Earnings included in the Medallion Entities Financial Statements presents fairly the results of the operations of the applicable entity for the periods indicated thereon. Since the end of the most recently completed fiscal year of each Medallion Corporation, each Medallion LLC, each Project Partnership, BSMI and Brightside there has been no material change in the accounting policies of such entity.

            4.10  LIABILITIES AND OBLIGATIONS.

                  4.10.1 Neither BSMI, Brightside nor any Project Partnership is or will be liable or subject to any liabilities as of the Closing, except for:

                          (i)     those liabilities disclosed on Schedule 4.10;

                          (ii)    those liabilities reflected on the December
Balance Sheet and not previously paid or discharged; and

                          (iii)   those liabilities to third parties (including
Affiliates) incurred on, before or after the Balance Sheet Date arising in the ordinary course of its business, in an amount not in excess of Ten Thousand Dollars ($10,000) as to each of BSMI, Brightside and each Project Partnership, which were incurred consistent with past practice under any contract, commitment or agreement; provided, however, that, as to BSMI only, the foregoing limitation shall not apply to any amounts properly chargeable to and payable by the Project Partnerships pursuant to the Property Management Agreements, Facilities Rental Agreements or the Accounting Services Agreements, as amended by the Fee Agreement Amendments, or otherwise, which are customary and not materially in excess of the corresponding item on the operating budget for such Project Partnership.

For purposes of this Section 4.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                 4.10.2 The Sellers Group has delivered to NHP, in the case of those material liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable, which estimates are set forth on Schedule 4.10.

                 4.10.3 Schedule 4.10 attached hereto and made a part hereof is a true and complete list of all of the Loan Documents, and, except as otherwise indicated on Schedule 4.10 as of the date hereof, there are no material defaults or, to the knowledge of the Sellers Group, pending or threatened events of default, under the Loan Documents.

                 4.10.4 The Sellers Group represents and warrants, that, after giving effect to the transactions contemplated under this Agreement, neither the Sellers Group (nor any of them), BSMI nor any Project Partnership shall be insolvent for any purpose or under any Federal or state definition thereof whatsoever.

            4.11 ACCOUNTS AND NOTES RECEIVABLE. Schedule 4.11 sets forth a good-faith estimate of the accounts and notes receivable of BSMI as of Closing (including, without limitation, receivables from and advances to employees and either Houze or Burgy), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30)-day aging categories. Schedule
4.11 shall be updated at the Closing to reflect this information as of a date not more than two (2) business days prior to the Closing.

            4.12 PERMITS. To the best of the Sellers Group's knowledge, information and belief, each Medallion Corporation, each Medallion LLC, each Project Partnership, BSMI and Brightside owns or holds all licenses, franchises, permits, titles (including, without limitation, motor vehicle titles and current registrations), fuel permits, certificates and other governmental authorizations necessary for the ownership and operation of its properties and the conduct of its business (the "Material Permits"). The Material Permits are valid, and the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by, any of the Material Permits.

            4.13  ENVIRONMENTAL MATTERS.

                 4.13.1 Medallion Entity has been notified of nor been threatened with (i) any enforcement proceeding or investigation, brought under any Federal, state or local environmental, occupational, health and safety or similar law, rule, regulation, or ordinance at any time in effect or (ii) any third party claim relating to environmental conditions on or off the properties of any Medallion Entity. No Medallion Entity has been notified that it must obtain any permits and licenses or file documents for the ownership and operation of its properties and the conduct of its business under Federal, state or local laws relating to pollution or protection of the environment. No Medallion Entity has been notified of any material conditions on or off the properties of any Medallion Entity which will give rise to any liabilities, known or unknown, under any Federal, state or local environmental, occupational, health and safety or similar law, rule, regulation or ordinance, or as the result of any claim of any third party. For the purposes of this Section 4.13, an investigation shall include, but is not limited to, any written notice received by any Medallion Entity which relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

                 4.13.2 To the best of the Sellers Group's knowledge, information and belief, there are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants which any Medallion Entity (or, any previous occupant of any Medallion Entity's facilities) has used, stored or otherwise held in or on any of the facilities of any Medallion Entity or otherwise on or upon any of the Project Properties, which are present at or have migrated from the facilities of any Project Property, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. To the best of the Sellers Group's knowledge, information and belief, such facilities and Project Properties have been maintained by each Medallion Entity in compliance with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations. To the best of the Sellers Group's knowledge, information and belief, no Medallion Entity has disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance (other than office and janitorial supplies properly and safely disposed) that was generated or used by such entity at any offsite location that has been or is listed or proposed for inclusion on any list promulgated by any governmental authority for the purpose of identifying sites which pose a danger to health and safety. Except as disclosed on Schedule 4.13 hereto, to the best of the Sellers Group's knowledge, information and belief, there have been no environmental studies, reports or analyses made or prepared in the last five (5) years relating to the facilities of any Medallion Entity, including specifically, but not limited to, any of the Project Properties. No Medallion Entity has installed any underground storage tanks at any of its facilities, including specifically, but not limited to, any of the Project Properties, and, to the best of the Sellers Group's knowledge, information and belief, none of such facilities contain any underground storage tanks. To the best of the Sellers Group's knowledge, information and belief, BSMI and the Project Partnerships have taken all actions required under and have otherwise fully complied with all applicable Federal, state and local laws, rules, regulations and ordinances governing the removal or containment of hazardous and toxic substances. To the best of the Sellers Group's knowledge, information and belief, BSMI and the Project Partnerships (and the general partners thereof) have fully complied with all notification obligations arising under any Federal, state or local law, rule, regulation or ordinance concerning the environment or public health and safety in connection with the residents and tenants of the Project Properties, including specifically, but not limited to, notification obligations concerning lead-based paint and asbestos, and true, complete and correct copies of all such notices have been provided by the Sellers Group to NHP.

                 4.14  REAL PROPERTY AND PERSONAL PROPERTY OF BSMI.  Schedule
4.14 sets forth an accurate list for BSMI of all of its owned and leased real property and personal property included in "depreciable plant, property and equipment" on the December

Balance Sheet and all other personal property owned or leased by BSMI with a current book value in excess of One Thousand Dollars ($1,000) (a) as of the Balance Sheet Date, or (b) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of BSMI and also including an indication as to which assets are currently owned by any current or former stockholder of BSMI or business or personal affiliates of BSMI. All of the vehicles and other material machinery and equipment of BSMI listed on
Schedule 4.14 are in the same condition as inspected by NHP during its due diligence review. All leases set forth on Schedule 4.14 are in full force and effect and constitute valid and binding agreements of BSMI and, the other parties thereto in accordance with their respective terms. All fixed assets used by BSMI that are material to the operation of its business are either owned by BSMI or leased under an agreement listed on Schedule 4.14. Schedule 4.14 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, on which management of BSMI has made any material expenditure in the two (2)-year period prior to the date of this Agreement, which if pursued by BSMI would require additional material expenditures of capital. The Sellers Group represents and warrants to NHP that BSMI has not exercised its option to renew the real property lease at 935 East Broad Street, Columbus, Ohio, beyond the current term (which expires on April 30, 1997). The properties, rights and assets of BSMI are not subject to any security interest, mortgage, encumbrance, lien or charge of any kind whatsoever.

            4.15.  TITLE AND CONDITION OF PROJECT PARTNERSHIP ASSETS.

                 4.15.1 Schedule 4.15 sets forth the street address, location and HUD project number of each Project Property and the record title owner thereof. Except as set forth in Schedule 4.15, each Project Partnership has good and marketable title to its respective assets and properties (including specifically, but not limited to, its Project Property), and none of such assets or properties is, except as disclosed in the December Balance Sheet of such Project Partnership or Schedule 4.15, subject to a contract of sale, or subject to security interests, mortgages, encumbrances, liens or charges of any kind or character.

                 4.15.2 Except as set forth on Schedule 4.15 attached hereto and made a part hereof, the assets and properties (including specifically, but not limited to, its Project Property) of each Project Partnership are in a state of repair and operating condition that is adequate and satisfactory for the business and operations for which they are being used by such Project Partnership. Except as set forth on Schedule 4.15, no Project Partnership has received notification from any governmental authority that it is in violation of any applicable building, zoning, anti-pollution, health, safety, environmental, welfare or other law, ordinance, rule or regulation in respect of its buildings, structures, equipment, land or real or personal or mixed property, where such violation does or could have a material adverse effect on the assets, properties or business of any such Project Partnership.

                 4.15.3 Except as set forth in Schedule 4.15 attached hereto and made a part hereof, to the best of Sellers Group's knowledge, information and belief, none of the Project Properties is or will be subject, in whole or in part, to any condemnation, eminent domain or similar proceeding relating thereto that would, if concluded, have a material adverse effect on the operation or management of the assets or properties of such Project Partnership.

                 4.15.4 Except as set forth in Schedule 4.15 attached hereto and made a part hereof, none of the Project Partnerships is a party to, or has been notified that it is subject to, any judgment, order, writ, injunction or decree which materially and adversely affects any of the Project Properties.

                 4.15.5 With respect to Horizon, an Ohio limited partnership and one of the Project Partnerships, PMG, Inc., a California corporation, has not asserted or otherwise claimed that Sandefur Builders, Inc., an Ohio corporation, is in default under the applicable Limited Partnership Agreement, nor otherwise asserted or claimed that the Property Management Agreement for Horizon is not in full force and effect.

            4.16.  MATERIAL CONTRACTS AND COMMITMENTS.

                   A. Schedule 4.16 contains an accurate list of all material contracts, commitments, leases, instruments or agreements to which BSMI, Brightside or any Project Partnership is a party or by which it or its properties are bound (including, without limitation, the Property Management Agreements, the Accounting Services Agreements, the Incentive Agreements, the Facilities Rental Agreements, the HUD Regulatory Agreements, the HAP Contracts, the Wayne Builders Contract, FHA-insured mortgages secured by the Project Properties, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, land leases, options to purchase land, liens, pledges or other security agreements) [collectively, the "Material Contracts"]. Except to the extent set forth on Schedule 4.16, (i) each of BSMI, Brightside and each Project Partnership (including any Medallion Corporation or Medallion LLC acting on behalf of such

Project Partnership as its general partner or agent) has, to the best of the Sellers Group's knowledge, information and belief, complied with all of its material commitments and obligations and, to the best of the Sellers Group's knowledge, information and belief, is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof and (ii) other than as set forth on Schedule 4.16, there are no Material Contracts with Affiliates of the Sellers Group (or any of them), BSMI or any Project Partnership (including any Medallion Corporation or Medallion LLC acting on behalf of such Project Partnership as its general partner or agent) or any current or former officer, director or stockholder of BSMI, Brightside or any Project Partnership. Each Material Contract is valid and binding on each of BSMI, Brightside and each Project Partnership (including any Medallion Corporation or Medallion LLC acting on behalf of such Project Partnership as its general partner or agent) (as applicable), is in full force and effect and there is no default or, to the best of the Sellers Group's knowledge, information and belief, claim of default against BSMI, Brightside or any Project Partnership (including any Medallion Corporation or Medallion LLC acting on behalf of such Project Partnership as its general partner or agent) or any notice of termination with respect thereto. Other than as set forth on Schedule 4.16, to the best of the Sellers Group's knowledge, information and belief, no other party to any Material Contract is in default thereunder. Schedule 1.1.26 attached hereto and made a part hereof sets forth a complete and accurate list of the expiration dates for each of the HAP Contracts.

                   B. The Sellers Group has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Material Contracts which are required in connection with any of the transactions contemplated hereby, or as are required by any governmental agency or other third party, if any, in order that (x) any such Material Contract remain in effect without modification after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit and (y) the transactions contemplated by this Agreement, be consummated without triggering any default, breach or termination, cancellation or acceleration or loss of any right or benefit (collectively, "Third Party Consents"). All Third Party Consents are listed on Schedule 4.16. True, correct and complete copies of all Material Contracts and Third Party Consents have been provided to NHP by the Sellers Group.

                   C. All accrued and unpaid operating expenses of BSMI as of December 31, 1996 and thereafter through Closing, including, but not limited to, utility charges, rental expenses, payroll and employee benefits, taxes and other overhead costs are properly chargeable to and payable by the Project Partnerships pursuant to the Property Management Agreements, the Accounting Services Agreements and the Facilities Rental Agreements, and the Project Partnerships shall satisfy all such amounts.

            4.17. INSURANCE. Schedule 4.17 sets forth an accurate list, as of the Balance Sheet Date, of all insurance policies carried by BSMI and each of the Project Partnerships (all of which policies remain in full force and effect) and all insurance loss runs or workers' compensation claims received for the past two (2) policy years. Also attached as Schedule 4.17 hereto are true, complete and correct copies of all current insurance policies for BSMI and each of the Project Partnerships, all of which are in full force and effect. All premiums invoiced or due under all such policies have been paid and BSMI and each of the Project Partnerships (as applicable) is, to the best of the Sellers Group's knowledge, information and belief, otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of BSMI and each of the Project Partnerships. All insurance escrows for the Project Partnerships included on Schedule 4.17 are, and, as of Closing shall be, fully funded in such amounts as have been required by the mortgagee for the Project Property, and such funded amounts are consistent with past practice. To the best of the Sellers Group's knowledge, information and belief there is no threatened termination of, or material premium increase with respect to, any of such policies.

            4.18. COMPENSATION; EMPLOYMENT AGREEMENTS. Schedule 4.18 hereto sets forth a complete and accurate list, as of the date hereof, (a) of all officers, directors and key employees of BSMI, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof, and (b) all outstanding receivables from and advances to officers, directors or employees of BSMI, listing the terms and conditions of repayment. The Sellers Group has provided to NHP true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on Schedule 4.18. Prior to Closing, the Sellers Group shall have terminated any such employment agreements with, or any other assurances of continued employment given to, any BSMI employee, and BSMI shall have no obligation for severance, deferred compensation or otherwise (other than statutory Cobra rights) in connection with any such employee following Closing.

            4.19.  EMPLOYEE BENEFIT PLANS; EMPLOYEE MATTERS.

                   4.19.1 All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by BSMI for the benefit of any current or former employee of BSMI or in which such employees are entitled to participate are listed in Schedule 4.19 (the "Benefit Plans"), and true, correct and complete copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies have been delivered or made available to NHP. Each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), and each Benefit Plan intended to qualify under section 401(a) of the Code so qualifies, and each trust which forms a part of any such plan is tax-exempt under section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code. No liability has been incurred or is expected to be incurred under Title IV of ERISA to any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by BSMI, any predecessor to BSMI, or any entity that is or at any time was a member of a controlled group, as defined in section 412(n)(6)(B) of the Code, which includes or included BSMI ("Controlled Group Member"). Neither BSMI nor any Controlled Group Member has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (1) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of section 4001(a) (18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a multiemployer plan within the meaning of section 3 (37) of ERISA. No Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or section 4980B of the Code. No material "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said section 4043. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan. All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved (in properly segregated bank accounts), in accordance with GAAP as of such date and BSMI will have performed by the Closing Date all material obligations required to be performed as of such date under Benefit Plans. If reasonably requested by NHP, BSMI will terminate any Benefit Plan substantially contemporaneously with the Closing.

                   4.19.2 BSMI is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of BSMI are represented by any labor union or covered by any collective bargaining agreement and, to the best knowledge of the Sellers Group, no campaign to establish such representation is in progress. There is no pending or, to the best knowledge of Sellers Group, threatened labor dispute involving BSMI or any of its employees nor has BSMI experienced any labor interruptions.

                   4.19.3 The Sellers Group acknowledges that following Closing HG17 will cause an Affiliate of HG17 to offer all BSMI employees employment subject to each such individual's satisfying NHP's hiring criteria. The Sellers Group hereby agrees to indemnify and hold harmless BSMI and NHP, and their respective directors, officers, employees, agents and Affiliates, from and against any Loss relating to any Claim arising in connection with, or as a result of, any such individual's assertion that he or she has an express or implied contract or other assurance of continuing employment and/or that he or she is entitled to severance or any other termination benefits (other than statutory Cobra rights) under any BSMI policy, contract or agreement existing prior to Closing.

                   4.19.4 The Sellers Group further acknowledges and agrees that as of Closing and/or from time to time thereafter, BSMI may determine to cancel, modify, amend or replace any or all of the employment policies, benefit plans and programs of BSMI that were in place at any time prior to Closing. The Sellers Group hereby agrees to indemnify and hold harmless BSMI and NHP, and their respective directors, officers, employees, agents and affiliates, from and against any Loss relating to any Claim (as defined in, and subject to the limitations of, Section 9.2) arising in connection with, or as a result of, any such cancellation, modification, amendment, or replacement of any employment policy, benefit plan or program that is not expressly disclosed on Schedule 4.18 hereof, and such indemnification and hold harmless shall include the reasonable attorneys' fees and related costs of BSMI and/or NHP in connection with such Claim.

             4.20. CONFORMITY WITH LAW; LITIGATION. To the best of the Sellers Group's knowledge, information and belief, neither BSMI nor any of the Project Partnerships (or any general partner thereof) has violated any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, where such violation does or could have a material adverse effect on the assets, properties or business of BSMI or such Project Partnership. Except to the extent set forth on Schedule 4.20, there are no claims, actions, suits or proceedings pending or, to the best of the Sellers Group's knowledge, information and belief, threatened, against or affecting BSMI, Heritage, SBI, Brightside, NUCO, any Project Partnership (or any general partner thereof) or any Project Property, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received, other than proceedings for alleged municipal code violations that do not and would not, if adversely determined, have a material adverse effect on the assets, properties or business of any such entity. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against BSMI, Heritage, SBI, Brightside, NUCO, any Project Partnership (or any general partner thereof) or any Project Property or any of their respective properties or businesses, which do or could have a material adverse effect on the assets, properties or business of any such entity.

             4.21.  TAXES.

                    4.21.1 Except as set forth on Schedule 4.21, all Federal, state, county, local and foreign Tax returns and reports of BSMI and each of the Project Partnerships required to be filed have been timely, duly and properly filed, and all Taxes, assessments, fees and other government charges required to be paid with respect thereto have been paid in full. Any unpaid taxes arising for periods prior to Closing that are required to be paid by BSMI or any of the Project Partnerships shall be escrowed out of the Acquisition Price or the Sellers Group shall have adequately provided therefor (such adequate provision to include the full funding of the escrows for real estate taxes referenced in
Section 4.21.2 below to the extent required by the mortgage lender(s) for each Project Partnership). Neither BSMI nor any Project Partnership has been notified of any Tax deficiency proposed or assessed against it and neither has executed any waiver of any statute of limitations on the assessment or collection of any Tax. Neither BSMI nor any Project Partnership is a party to any pending action or proceeding, nor been notified that any audit, action or proceeding for assessment or collection of Taxes has been undertaken by any Taxing authority. The reserves and provisions for Taxes on the books of BSMI and each of the Project Partnerships are adequate for all open years and for their current fiscal period. BSMI shall have no unrealized built-in gain as of Closing for purposes of Section 1374 of the Internal Revenue Code of 1986, as amended.

                    4.21.2 In furtherance of the representation and warranty contained in Section 4.21.1 above, the Sellers Group represents and warrants that, with respect to each Project Property, all real estate and personal property tax and insurance escrows are fully funded in such amounts as have been required by the lender for the applicable Project Partnership and in accordance with past practices.

                    4.21.3 For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, gross receipts taxes, value added taxes, employment taxes, excise taxes, import taxes, ad valorem taxes, real and personal property taxes, withholding taxes, payroll taxes, minimum taxes, sales and use taxes or windfall profit taxes), together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

             4.22. ABSENCE OF CHANGES. Since the Balance Sheet Date, except as expressly contemplated herein or as set forth on Schedule 4.22 there has not been:

                    4.22.1 any damage, destruction or loss (whether or not covered by insurance, including rent loss insurance) materially adversely affecting the properties or business of BSMI or any Project Partnership (including specifically, but not limited to, any of the Project Properties);

                    4.22.2 any change in the authorized capital stock of BSMI, Heritage or SBI or in any of their respective outstanding securities or any change in any of their respective ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                    4.22.3 any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of BSMI, Heritage or SBI;

                    4.22.4 any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by BSMI to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary salary increases for employees (other than Houze and Burgy) in accordance with past practice;

                    4.22.5 any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of BSMI or any Project Partnership;

                    4.22.6 any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of BSMI, any Project Partnership or any general partner of any Project Partnership to any person;

                    4.22.7 any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of BSMI, any Project Partnership or any general partner of any Project Partnership;

                    4.22.8 any merger, consolidation or agreement to merge or consolidate with or into any other entity to which BSMI or any Project Partnership or any general partner of any Project Partnership is a party;

                    4.22.9 any loan or advance by BSMI or any Project Partnership to any person or entity other than advances to employees made in the ordinary course of business consistent with past practices;

                    4.22.10 any change to the Organizational Corporate Documents, Organizational LLC Documents or Organizational Partnership Documents, or any proposal to accomplish the same; or

                    4.22.11 any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by BSMI or any of the Project Partnerships or the revaluation by BSMI or any of the Project Partnerships of any of their respective assets.

            4.23. BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 4.23 hereto sets forth an accurate list of:

                    4.23.1 the name of each financial institution in which BSMI, any Project Partnership and any general partner of a Project Partnership has any account or safe deposit box;

                    4.23.2   the names in which such accounts or boxes are held;

                    4.23.3   the type of account; and

                    4.23.4 the name of each person authorized to draw thereon or have access thereto.

                    4.23.5 At Closing, the Sellers Group covenants and agrees to deliver to BSMI (i) the keys, security instruments (such as Kastle System keys or cards) and other items to gain entrance to the BSMI offices and the Project Properties, (ii) any and all books and records of the Sellers Group relating to the ownership, operation and management of the Project Properties and/or BSMI, (iii) the necessary forms and applications, executed by the Sellers Group, which are required to change the names, addresses and identification of the authorized persons with respect to any accounts and safe deposit boxes of BSMI, each Project Partnership and each general partner of each Project Partnership to persons designated by NHP and (iv) written notices executed by the Sellers Group, the general partners of each Project Partnership or any other appropriate person designated by NHP to the current tenants of each Project Property, the form and substance of which shall be approved by NHP, which reflects the change (if any) in the address to which rental payments shall be sent.

                    4.23.6 Schedule 4.23 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from any Medallion Entity and a description of the terms of such power, other than any power of attorney held by a governmental authority in a routine arrangement pursuant to statute and other than a power of attorney granted by a limited partner of a Project Partnership to the general partner of such partnership pursuant to its applicable Organization Partnership Documents.

             4.24. DISCLOSURE. To the best of the Sellers Group's knowledge, information and belief, no representation or warranty by the Sellers Group contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, NHP pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

             4.25.  SECURITY DEPOSITS.

                    4.25.1 The Sellers Group hereby acknowledges and agrees that each of the Project Partnerships is subject to certain applicable Security Deposit Regulations in connection with the administration and management of the tenant security deposits with respect to the Project Property of such Project Partnership, including, without limitation, restrictions on commingling tenant security deposits with other funds and/or accounts of the agents holding such tenant security deposits.

                    4.25.2 To the extent that any Project Partnership has failed to comply with, or has otherwise violated or breached, any applicable Security Deposit Regulation attributable to any period ending at or prior to Closing, the Sellers Group (and each member thereof) covenants and agrees to indemnify and hold BSMI and NHP harmless from and against any and all losses, damages, claims, liabilities, costs and expenses (including, without limitation, any legal fees and related costs but excluding costs and expenses properly chargeable to and payable by the applicable Project Partnership) arising out of, or resulting from, such noncompliance, violation or breach of the Security Deposit Regulations which are attributable to any period prior to Closing, including, without limitation, any losses, claims or damages arising out of, or resulting from, the commingling of the tenant security deposits of a Project Partnership. The Sellers Group represents and warrants that the balance as of Closing in the tenant security deposit escrow account for each Project Property equals or exceeds the maximum potential security deposit refund obligation of the applicable Project Partnership as of such date.

                    4.25.3. The Sellers Group hereby represents and warrants that, as of the date hereof, there are no actions, suits or proceedings pending or, to the best of the Sellers Group's knowledge, information and belief, threatened against any Project Partnership (or any general partner thereof) or BSMI, at law or in equity, with respect to the noncompliance, breach or violation of any Security Deposit Regulations.


             4.26. NO SHOPPING. Through the date of Closing, neither the Sellers Group (nor any member thereof), nor any agent, representative or other party acting or purporting to act for and on behalf of the Sellers Group shall discuss, negotiate or agree to (whether orally or in writing) any transaction or business arrangement, formal or informal, which is similar to, or in competition with, the transactions or business arrangements (or any part thereof) contemplated under this Agreement, or involving any of the Project Partnerships constituting any part of the transactions contemplated under this Agreement, with any other party or parties whatsoever.

            4.27. AMENDMENTS TO PROPERTY MANAGEMENT AGREEMENTS, INCENTIVE AGREEMENTS, FACILITIES RENTAL AGREEMENTS AND ACCOUNTING SERVICES AGREEMENTS. As of Closing, the Sellers Group shall cause each of the Project Partnerships to enter into the Fee Agreement Amendments, as applicable. Such amendments shall be in the form of Exhibits I-1, I-2, I-3 and I-4 attached hereto and made a part hereof, and the execution and delivery of each shall be a Condition Precedent in accordance with the provisions of Section 6.2.18 hereof.

            4.28. FURTHER ASSURANCES. The Sellers Group covenants and agrees, at its sole cost and expense, to execute and deliver to NHP any and all documents, instruments and other written agreements which NHP reasonably requires to effectuate the transactions contemplated in the Agreement. The Sellers Group further covenants and agrees, at its sole cost and expense, to cause the Project Partnerships (including their respective accountants, tax return preparers and legal advisors) to provide to NHP upon request such existing information as may be reasonably required by NHP in connection with its filing and other obligations arising under any applicable Federal or state securities laws or regulations.

            4.29. OPINION OF COUNSEL. At Closing, the Sellers Group shall provide NHP with the Opinion of Counsel, the execution and delivery of which shall be Condition Precedent to Closing in accordance with the provisions of
Section 6.2.14.

            4.30. NOTIFICATION OF BREACH. The Sellers Group covenants and agrees to notify NHP in writing immediately upon its discovery, finding or determination of any misrepresentation, breach or failure of any representation, warranty, covenant or undertaking by the Sellers Group (or any member thereof) under this Article 4.

            4.31. RELEASE. As of Closing, Houze Burgy and Brightside shall each execute the Release, in the form of Exhibit D attached hereto and made a part hereof.

            4.32. STOCKHOLDERS' AGREEMENTS. As of Closing, the Sellers Group shall cause the stockholders of Heritage and SBI each to enter into a separate Stockholders' Agreement in the form of Exhibits J-1 and J-2 attached hereto and made a part hereof.

            4.33.  TAX MATTERS.

                   A. Houze, Burgy, Cellar and Conveyor, jointly and severally, shall assume and pay any and all sales, use or other state, county or municipal taxes (if any) on the sale of the BSMI Stock, the Heritage Stock and the SBI Stock to NHP.

                   B. Burgy and Houze shall each execute the requisite elections under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, so that NHP may treat the purchase of the BSMI Stock as an acquisition of assets.

                   C. The Sellers Group shall timely prepare at its own expense all of the unfiled tax returns of BSMI for any periods ending on or before December 31, 1996 (the "Tax Return(s)"); provided, however, that the Sellers Group shall be required to prepare and file Forms W-2 and 1099 for the year ended December 31, 1996. The Sellers Group shall submit the Tax Return(s) to NHP for its review and approval, in NHP's sole and absolute discretion, at least thirty (30) days prior to the due date for filing thereof. NHP may make any changes to the Tax Returns as it deems appropriate and, once acceptable to NHP, NHP shall execute all Tax Return(s) and timely file the same with the appropriate Federal, state or local tax authorities. NHP shall provide Houze and Burgy with copies of such Tax Returns, if modified by NHP, five (5) business days prior to the filing thereof so long as NHP received such Tax Returns at least thirty (30) days prior thereto.

                   D. Houze and Burgy shall, at their sole cost and expense, furnish, and request that the accountants of BSMI furnish, to NHP, such additional tax and other information and existing documents with respect to tax returns filed or required to be filed in respect of periods ending before the Closing for which the applicable statute of limitations has not expired (including any extensions thereof), as NHP may from time to time reasonably request. Houze and Burgy shall provide NHP with such cooperation, assistance and information as NHP may request with respect to the filing of any tax return requiring information relating to periods through the Closing.

            4.34.  HUD.

                   4.34.1. The Sellers Group agrees that the approval of HUD will need to be obtained prior to implementing the change of the beneficial owner of BSMI to HG17, as provided in Section 2.1 hereof.

                   4.34.2. In furtherance of the provisions of Section 6.2.12 hereof, to the best of the Sellers Group's knowledge, information and belief, all data, information and written documentation which it provides (or will provide) to HUD and/or NHP with respect to the Required HUD Documents is, and will be, true and correct for all purposes and in all respects.

                   4.34.3. The Sellers Group covenants and agrees that it has made available for inspection by NHP true and correct copies of (i) the most recent HUD Management Review, if any, received by the Project Partnerships (ii) the most recent HUD Physical Inspection Reports, if any, received by Project Partnerships and (iii) any other reports or similar documents prepared by, for or on behalf of HUD with respect to the Project Properties which have been received by any Medallion Entity.

                   4.34.4. The Sellers Group represents and warrants that, with respect to BSMI, Brightside, NUCO, each of the Project Partnerships and each of the Project Properties, to the best of Sellers Group's knowledge, information and belief, except as expressly disclosed on Schedule 4.34.4 attached hereto

(i) there is no current unsatisfactory HUD review or inspection, or (ii) there is no unresolved HUD financial statement audit finding for any period beginning on or before Closing or (iii) there is no pending or prior unresolved HUD or other governmental agency finding objecting to any of the methods, policies or operations of BSMI, Brightside, NUCO or any Project Partnership or Project Property.

                   4.34.5. The Sellers Group shall, at no charge, assist BSMI and NHP in responding to and resolving that portion of any HUD review, audit, inspection, investigation or finding that relates to periods prior to Closing. The Sellers Group shall indemnify and hold harmless NHP and BSMI from and against any out-of-pocket Loss incurred to resolve any HUD or other agency finding resulting from any such review, audit, inspection, finding or investigation and which relates to periods prior to Closing and which is not otherwise properly chargeable to the Project Partnership pursuant to the Property Management Agreements.

             4.35. GOVERNMENT CONSENTS. Except as otherwise expressly set forth in this Agreement, the Sellers Group represents and warrants that it has no knowledge that any filings with, notices to, authorizations of, consents of or approvals of any Federal, state or local governmental agencies are required to be made, filed, given or obtained by any Medallion Entity or Houze or Burgy in order to consummate the transactions contemplated under this Agreement.

             4.36.  ADDITIONAL CONSENTS.  Except as otherwise provided on
Schedule 4.36 hereof or as otherwise expressly set forth and required herein, the Sellers Group represents and warrants that no prior consents or approvals of any third party lenders of the Project Partnerships are required for the transactions contemplated hereunder.

             4.37. COSTS AND EXPENSES. The parties hereto hereby acknowledge and agree that any and all costs and expenses incurred in connection with obtaining the consent of any third parties hereunder, other than HUD, shall be borne by the Sellers Group.

             4.38. LIMITED PARTNER CONSENT; CONTACTS. The Sellers Group shall not solicit the limited partners of any Project Partnership with respect to the approval of the sale of the BSMI Stock, Heritage Stock and SBI Stock to NHP or the transactions contemplated by the Brightside Assignment Agreement, and the Fee Amendment Agreements, without the prior written consent of NHP. The Sellers Group represents and warrants that there is no requirement to obtain the consent or approval of any limited partner, stockholder or member of any Medallion Entity in order for the parties to consummate the transactions contemplated by this Agreement and to perform their obligations hereunder. The Sellers Group shall not engage in any activity or permit any of the Medallion Corporations or Medallion LLCs to engage in any activity which initiates any communication with the limited partners of any Project Partnership regarding the substitution, removal or withdrawal of any Medallion Corporation or Medallion LLC as a general partner of any Project Partnership. If any communication regarding the substitution, removal or withdrawal of any Medallion Corporation or Medallion LLC as a general partner of any Project Partnership is received by the Sellers Group (or any of their Affiliates) or any Medallion Corporation or Medallion LLC from a limited partner (or their representative), then any response by the Sellers Group (or any of their Affiliates), any Medallion Corporation or any Medallion LLC shall be subject to the prior written approval of NHP. This restriction shall in no way limit the following:

                    1. Communication with limited partners that is necessary to comport with any fiduciary or contractual responsibility of any general partner.

                    2. Communication to the limited partners to provide information as required by the applicable Partnership Agreements.

                    3. Response to requests, comments, or questions presented by any limited partner, or any limited partner's representative, as required by the applicable Partnership Agreement or as consistent with past practices.

                    4. Engaging in any other communication with the limited partners that has been approved by NHP, with the proviso that such communication shall be deemed approved by NHP, if no disapproval has been communicated within three (3) business days of NHP's receipt of a request for approval containing a copy of the communication.

The Sellers Group shall promptly notify NHP, and, if in writing, provide copies to NHP, of any communications described in 1-4 above, that relate to the transactions contemplated by this Agreement or BSMI's management of the Project Partnerships.

             4.39. NO ACTION TO AFFECT FEES. The Sellers Group covenants and agrees that they (or any of them) shall not, directly or indirectly, take or intentionally or recklessly fail to take, any action, except as set forth in
Section 1.5 of the Stockholders' Agreements, including, without limitation, amending any of the Organizational Partnership Documents for any Project Partnership or entering into any contract or other agreement, that does or reasonably could be expected to adversely affect the ability of BSMI or NHP timely and fully to receive the Fees and/or any of the Reimbursement Payments in accordance with the terms of the applicable Property Management Agreements, Incentive Agreements, Accounting Services Agreements and Facilities Rental Agreements, as amended by the Fee Agreement Amendments, without the prior written consent of NHP, which shall not be unreasonably withheld. The Sellers Group shall not be in breach of this Section 4.39 for having failed to take any actions that require the consent or approval of the limited partners of any Project Partnership, provided that the Sellers Group shall use its commercially reasonable good faith efforts to obtain such consent or approval.

             4.40. CLOSING ADJUSTMENTS. The Sellers Group covenants and agrees to cause BSMI to satisfy, or otherwise deposit with BSMI cash sufficient to satisfy, all third party obligations (other than up to $1,000 of travel and related expenses incurred by BSMI's district manager and consultant) accrued as of the Closing, including specifically, but not limited to, utility bills, accrued wages, bonuses, benefits, vacation and sick pay, rents and any other similar amounts, except those obligations properly chargeable to and payable by the Project Partnerships in the normal course of business pursuant to the Property Management Agreements, the Facilities Rental Agreements or the Accounting Services Agreements, each as amended by the Fee Agreement Amendments. In addition, the Sellers Group shall deposit with BSMI Five Thousand Dollars ($5,000) in its operating bank account in order to ensure that all such liabilities accruing on or before Closing are satisfied by the Sellers Group. Thirty (30) days after the Closing, any unexpended or unclaimed funds remaining from this deposit will be returned to the Sellers Group.

         5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF NHP.

         HG16 and HG17 each hereby represents and warrants and, to the extent applicable, covenants and agrees as follows [which representations and warranties and, to the extent applicable, covenants and agreements, shall be true as of the date of this Agreement and as of the date of Closing]:

             5.1. ORGANIZATION OF HG16 AND HG17. Each of HG16 and HG17 is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and each of HG16 and HG17 has all requisite corporate power and authority to own their respective properties and carry on their business as now conducted.

             5.2.  VALIDITY AND EFFECT OF AGREEMENTS.

                   5.2.1. This Agreement constitutes, and all agreements and documents contemplated thereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of HG16 and HG17 enforceable in accordance with their terms, subject only to limitations on enforcement under bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

                   5.2.2. HG16 and HG17 has obtained (or shall obtain on or before Closing) all necessary consents and approvals to permit it to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is understood and agreed that any and all fees, costs or expenses incurred in connection with obtaining the approval of HUD shall be paid by NHP.

                   5.2.3. The consummation of the transactions contemplated under this Agreement shall not require the consent of any third party not obtained, will not result in a breach of any term or provision of, or constitute a default under, any order, judgment, injunction, decree, indenture, mortgage, lease, lien, other agreement or instrument to which HG16 or HG17 is a party or by which they are bound, and will not violate or conflict with (i) any provision of their respective Articles of Incorporation, Bylaws, organizational minutes of its directors or stockholders and certificates or written consents in lieu of special meetings of its directors or stockholders, together with any and all amendments, modifications and supplements thereto, or, (ii) to the best of NHP's knowledge, information and belief, any law or regulation to which NHP or any of their property is subject.

             5.3. MANAGEMENT OF PROJECT PROPERTIES. Following Closing, BSMI (so long as it is an Affiliate of NHP Incorporated) or one or more of NHP Incorporated's Affiliates will manage the Project Properties during the term of the HAP Contract for such Project Partnership, and, thereafter, as set forth on Exhibit G attached hereto, in accordance with good management practices as reasonably recognized in the assisted housing management industry, and within and in compliance with the regulations, handbooks, directives, and requirements of HUD as they exist at the date of Closing. The intention being that the HUD regulations, handbooks, directives, and requirements, as they prescribe operations practices and guidelines, are the standard upon which the properties will be operated; provided, however, that nothing contained in this Section 5.3 or the Property Management Agreements shall be deemed to impose upon BSMI following Closing a higher standard of performance or obligation than has been rendered by BSMI during periods prior to Closing.

             5.4. COLLECTION OF BSMI EMPLOYEE OBLIGATIONS. As to the outstanding receivables and advances owing from or made to employees of BSMI and disclosed on Schedule 4.11 pursuant to

Section 4.18(b) hereof, NHP agrees to use its commercially reasonable efforts to collect such amounts through payroll deductions after closing subject to the following conditions, limitations and understandings: (a) NHP shall have received from each employee a written release in form and substance satisfactory to NHP, (b) NHP shall be free to terminate or adjust the compensation of any such employee, in NHP's sole and absolute discretion, in which case NHP's obligations under this Section 5.4 shall terminate or be correspondingly modified, and (c) NHP may cease such collection efforts if NHP determines, in its reasonable discretion, that such efforts would or could subject NHP or BSMI to any liability or additional obligation or expense.

             5.5. INFORMATION PROVIDED TO HUD. To the best of NHP's knowledge, information and belief, all data, information and written documentation (other than data, information or written documentation received from the Sellers Group) which it provides (or will provide) to HUD and/or the Sellers Group with respect to the Required HUD Documents is, and will be, true and correct for all purposes and in all respects.

6.  CLOSING; CONDITIONS PRECEDENT.

             6.1.  CLOSING.

                   6.1.1. CLOSING SCHEDULE. Subject to the complete satisfaction of the Conditions Precedent, the parties hereto hereby agree to complete the Closing on the transactions and business arrangements contemplated hereunder on or before January 24, 1997 (which date is herein deemed the "date of Closing" for all purposes) at the offices of Tucker, Flyer & Lewis, located at 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, or at such other place as the parties hereto may mutually agree.

             6.2. CONDITIONS PRECEDENT TO NHP'S OBLIGATIONS. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto hereby expressly acknowledge and agree that NHP's obligations under this Agreement (including, without limitation, NHP's obligation to deliver the Acquisition Price (as adjusted) and acquire the Transferred Assets) shall be subject to and conditioned upon the complete and timely satisfaction, at or before the date of Closing, of the following Conditions Precedent (any of which may be waived by NHP, in whole or in part, in its sole discretion):

                   6.2.1. All representations and warranties of the Sellers Group contained in this Agreement and the Exhibits and Schedules attached hereto shall be true and correct at and as of the date of Closing (or materially true and correct if Closing occurs on a date other than the date of this Agreement); any necessary Third Party Consents shall have been obtained; and the

Sellers Group shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the date of Closing pursuant to the terms of this Agreement.

                   6.2.2. As of the date of Closing, there shall have been no material adverse change in the financial condition, business or affairs of any Medallion Entity since the Balance Sheet Date, and no Medallion Entity shall have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which affects the value of its assets, properties or business.

                   6.2.3. The Sellers Group shall have delivered to NHP a certificate of the appropriate state governing authority of each Medallion Entity's state of organization certifying as of a date reasonably close to the date of Closing that such Medallion Entity is duly organized, has filed all required reports, paid all required franchise fees, and is, as of such date, in good standing and authorized to transact business as a domestic corporation, limited liability company or limited partnership, as applicable. The Sellers Group shall have delivered to NHP a letter from its certified public accountants that all required income tax returns for each Medallion Entity have been prepared and delivered to the Sellers Group for filing. All such returns have been filed, all taxes shown as due thereon have been paid, there are no pending or, to the best of the Sellers Group's knowledge, information and belief, threatened income tax or other audits or investigations by any tax authority with respect to any such Medallion Entity and there are no unpaid assessments for penalties or interest in connection therewith.

                   6.2.4. The Sellers Group shall have caused to be delivered to NHP the written resignations, effective as of the date of Closing, of such members of the Board of Directors of BSMI and any officers of BSMI as may be requested by NHP.

                   6.2.5. Subject to the provisions of Section 4.16 hereof, the Sellers Group shall have obtained, to the extent necessary, all authorizations, consents, waivers and approvals as may be required in connection with the transactions contemplated hereunder with respect to contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to which the Sellers Group is a party, except such authorizations, consents, waivers and approvals as to which the failure to obtain would not have a material adverse effect on the Sellers Group or any Medallion Entity and which are disclosed to NHP.

                   6.2.6. Subject to the provisions of Section 4.12 hereof, the Sellers Group and each Medallion Entity shall have made, filed, given and obtained, to the extent necessary, all filings with, notices to, authorizations of, consents of and approvals of all Federal, state and local governmental agencies, including specifically, but not limited to, HUD, required to be made, filed, given or obtained by the Sellers Group and each such Medallion Entity in order to consummate the transactions contemplated hereby.

                   6.2.7. No Project Partnership shall have received notice of any condemnation proceeding or other action or proceeding which has resulted or may reasonably result in the taking of all or any portion of its property, including its Project Property.

                   6.2.8. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against the Sellers Group, any Medallion Entity or NHP of damages if the transactions contemplated hereby are consummated, shall be pending. In the event that any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted or dissolved.

                   6.2.9. No statute, rule or regulation shall have been enacted or promulgated by the government of the United States or any state, or by any agency thereof, which would make the consummation of the transactions contemplated hereby unlawful.

                   6.2.10. The Sellers Group (as applicable) shall have executed and delivered to NHP certificates representing the Stock, duly endorsed for transfer, which shares shall be fully paid and non-assessable and free and clear of all security interests, liens, encumbrances and adverse claims whatsoever, pursuant to the provisions of Section 2.1 and 2.3 hereof.

                   6.2.11. The Sellers Group shall have had executed and delivered (or cause to be executed and delivered) to NHP the Brightside Assignment Agreement, subject to and in accordance with the provisions of
Section 2.2 hereof.

                   6.2.12. The Sellers Group and NHP shall have had executed and delivered to HUD (with copies to NHP) the Required HUD Documents, pursuant to the provisions of Section 4.34.1 hereof.

                   6.2.13. The Sellers Group shall have taken any and all appropriate actions necessary to cure any material default under any Material Contract set forth on Schedule 4.16.

                   6.2.14. The Sellers Group shall have delivered (or cause to be delivered) to NHP the Opinion of Counsel, pursuant to the provisions of
Section 4.29 hereof.

                   6.2.15. Burgy and Houze shall have executed and delivered Form 8023-A for the purchase of the BSMI Stock to be treated as a deemed sale of assets and complete liquidation of BSMI pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

                   6.2.16. Houze and Burgy shall have executed and delivered the Release, in accordance with the provisions of Section 4.31 hereof.

                   6.2.17. Heritage and SBI and the legal and beneficial owners of all of the issued and outstanding stock of Heritage and SBI shall have executed and delivered the Stockholders' Agreements, in accordance with Section
4.32 hereof, and the stockholders of Heritage and SBI shall have executed amendments to the bylaws of Heritage and SBI, respectively, in form and content satisfactory to NHP.

                   6.2.18. Each Project Partnership shall have executed and delivered the Fee Agreement Amendments, in accordance with Section 4.27 hereof.

                   6.2.19. The Board of Directors of NHP Incorporated shall have authorized NHP to consummate and perform the transactions contemplated by this Agreement.

                   6.2.20. Each of the Project Partnerships shall have approved and consented to the assignment of the Incentive Agreements to HG16 pursuant to the Brightside Assignment Agreement.

                   6.2.21. The Sellers Group shall have had Wayne Builders execute and deliver the Wayne Amendment.

             6.3. CONDITIONS PRECEDENT AS TO THE SELLERS GROUP'S OBLIGATIONS. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto hereby expressly acknowledge and agree that the Sellers Group's obligations under this Agreement (including, without limitation, the Sellers Group's obligation to transfer, or cause to be transferred, the Transferred Assets to NHP) shall be subject to and conditioned upon the complete satisfaction, at or before the date of Closing, of the following Conditions
Precedent:

                   6.3.1. All representations and warranties of NHP contained in this Agreement shall be true and correct at and as of the date scheduled for Closing and NHP shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied immediately prior to the date of Closing, as well as upon and, to the extent relevant, immediately after Closing, pursuant to the terms of this Agreement.

                   6.3.2. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against the Sellers Group, any Medallion Entity or NHP of damages if the transactions contemplated hereby are consummated, shall be pending. In the event that any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order or injunction lifted or dissolved.

                   6.3.3. No statute, rule or regulation shall have been enacted or promulgated by the government of the United States or any state, or by any agency thereof, which would make the consummation of the transactions contemplated hereby unlawful.

             6.4. NO REPRESENTATION REGARDING HUD. Notwithstanding anything contained in Sections 4.3 or 5.2 hereof, no party has represented or warranted, or shall be deemed to have represented or warranted, to any other party hereunder that the execution, delivery and performance of this Agreement and the Exhibits, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not or will not violate any law, order, judgment, rule, regulation, decree or ordinance of HUD.

        7.  REMEDIES UPON BREACH OR DEFAULT.

            7.1. BREACH OR DEFAULT BY SELLERS GROUP. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Sellers Group (or any of them) or NUCO breaches or otherwise fails to satisfy or perform any of its (or their) covenants or undertakings hereunder or otherwise fails to perform its (or their) obligations, or breaches any of its (or their) representations and warranties, under this Agreement to make full settlement in accordance with the terms hereof and enable the Closing to occur, and in the further event that the Conditions Precedent set forth in Section 6.2 hereof have been satisfied (or otherwise waived by NHP), NHP may avail itself of any and all remedies, at law or in equity, including, without limitation, the right and remedy of specific performance of the terms and conditions of this Agreement and the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Escrow Amount.

            7.2. BREACH OR DEFAULT BY NHP. Notwithstanding anything to the contrary contained in this Agreement, in the event that NHP breaches or otherwise fails to satisfy or perform any of its covenants or undertakings hereunder or otherwise fails to perform its obligations, or breaches any of its representations and warranties, under this Agreement to make full settlement in accordance with the terms hereof (provided that the Board of Directors of NHP has approved the transactions contemplated by this Agreement pursuant to Section 6.2.19) and enable the Closing to occur, and in the further event that the Conditions Precedent set forth in Section 6.3 hereof have been satisfied (or otherwise waived by the Sellers Group), the Sellers Group may avail itself of any and all remedies, at law or in equity, including, without limitation, the right and remedy of specific performance of the terms and conditions of this Agreement.

        8. BROKERS. Each of NHP and the Sellers Group represents and warrants to the other that it has not engaged any broker or agent in connection with the transactions described herein, each of NHP and the Sellers Group covenants and agrees to indemnify and hold the other party (and its officers, directors, stockholders, employees, agents and affiliates) harmless from any claims of brokers or agents purporting to represent such party.

        9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

            9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND INDEMNIFICATIONS. The representations, warranties, covenants and indemnifications of the parties contained in this Agreement and in any Schedule and Exhibit attached hereto, and any certificate, document and other instrument delivered in connection herewith, shall survive Closing, in the case of representations and warranties, for a period of five (5) years thereafter, and, in the case of covenants and indemnifications, for an indefinite period thereafter; provided, however, that, (i) in the event of fraud, gross negligence or willful misconduct by any of the parties, the representations and warranties of such party shall survive Closing for the applicable period under the relevant statute of limitations, and (ii) the representations and warranties contained in Sections 4.13, 4.21 and 4.25 hereof shall survive until the expiration of the applicable statute of limitations, if longer than five (5) years, or, if there is no applicable statute of limitations, such representations and warranties shall survive indefinitely. Any claim made in writing prior to the expiration of such survival period, and the right of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined.

            9.2.  COVENANT AND AGREEMENT TO INDEMNIFY.

                  9.2.1. The Sellers Group covenants and agrees that they shall indemnify and hold BSMI and NHP, and their respective directors, officers, employees, agents, representatives, Affiliates, successors and assigns (the "Indemnified Parties"), harmless from and against any Claim (as defined below), loss, damage, liability, cost and expense (including, without limitation, any interest, fine, court cost, reasonable investigation cost, penalty and attorneys', paralegals' and expert witnesses' fees, disbursements and expenses) (collectively, "Losses" and, individually, a "Loss") based upon, arising out of, or resulting from, (i) the breach of any representation or warranty made by the Sellers Group (or any of them) in this Agreement or in any Schedule, Exhibit or other document, certificate or instrument delivered pursuant hereto and/or (ii) the breach by the Sellers Group (or any of them) of, or the failure of the Sellers Group (or any of them) to perform, any of their covenants or obligations to be performed by the Sellers Group (or any of them) under this Agreement or any document, certificate or instrument delivered pursuant hereto and/or (iii) the breach of or default or failure to perform under either of the Stockholders' Agreements by any party thereto other than HG16, and/or (iv) the breach of or default or failure to perform under any of the Property Management Agreements, Incentive Agreements, Facility Rental Agreements, Accounting Services Agreements or Fee Agreement Amendments by any party thereto other than BSMI or, after Closing, any of its Affiliates, and/or (v) any act, event, or omission occurring or failing to occur on or before Closing and relating, directly or indirectly, to any of the Medallion Entities or Project Properties. For purposes of this Agreement, "Claim" shall mean and refer to any claim, action or cause of action asserted or instituted by any third party against any of the Indemnified Parties.

                  9.2.2. Except as set forth in Section 9.2.3 below, in no event will the Sellers Group's liability to the Indemnified Parties under this
Section 9.2 exceed the sum of the "Maximum Amount" (as determined below) plus the Consulting Fees to be paid plus the Additional Consulting Fees to be paid. The Maximum Amount shall be determined as of the period in which a claim for indemnification under Section 9.2.1 hereby is asserted and shall be as follows:

                Period                    Maximum Amount
                ------                    --------------

   Closing through April 30, 1997           $  500,000
May 1, 1997 through December 31, 1998       $  350,000
        Calendar Year 1998                  $  250,000
        Calendar Year 1999                  $  150,000
  Calendar Year 2000 and thereafter         $        0

                  9.2.3. The limitation on the Sellers Group's liability set forth in Section 9.2.2 above shall not apply to Losses or Claims relating to or arising out of, directly or indirectly, a breach or default by Sellers Group of any of its representations, warranties or covenants contained in Sections 2.3.3, 2.3.4, 2.4.3, 2.6 (only as to the proviso contained therein), 3.1, 3.2, 4.1 through 4.8, 4.19.3, 4.38, 4.39 or 4.40 or Article 8; provided, however, that the Sellers Group's liability to the Indemnified Parties under this Section 9.2 shall not in any event exceed the Acquisition Price. Notwithstanding the foregoing, Burgy shall have no personal liability (other than her share, if any, of the Escrow Amount), and the other parties belonging to the Sellers Group acknowledge such limitation and agree that it will not in any way affect their joint and several liability for the entire amount of any such Claim.

                  9.2.4.  Except for Losses and Claims described in Section
9.2.3 above, Losses and Claims described in Section 4.34.5 above and Claims arising prior to Closing based in whole or in part on the relationship between BSMI and any of its present or former employees, NHP and the Sellers Group shall share responsibility under this Section 9.2 with respect to any Claim asserted against, or Loss incurred by, BSMI pursuant to the following table:

                                                Total Amount
    Indemnified Parties     Sellers Group     of Claim or Loss
    -------------------     -------------     ----------------

        $ 10,000              $   --              $ 10,000
            --                  10,000              20,000
            --                  10,000              30,000
            --                  10,000              40,000
           5,000                  --                45,000
            --                  10,000              55,000
            --                  10,000              65,000
           5,000                  --                70,000
            --                  10,000              80,000
            --                  10,000              90,000
            --                  10,000             100,000
           5,000                  --               105,000
            --                  10,000             115,000
            --                  10,000             125,000
            --                  10,000             135,000
           5,000                  --               140,000
                                10,000             150,000
         -------              --------            --------

         $30,000              $120,000            $150,000
         =======              ========            ========

                  9.2.5. Notwithstanding anything contained in this Section 9.2, the Sellers Group shall have no out-of-pocket obligation under this Section
9.2 for a reduction in the Incentive Fees payable to HG16 caused by a third-party Claim against a Project Partnership, provided that nothing in this Section 9.2.5 shall limit HG16's rights as set forth in paragraphs 1 or 2 of Exhibit F with respect to any Fee Deficit or Property Management Fee Shortfall, respectively.

            9.3. CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Sellers Group, pursuant to Section 9.2 hereof, with respect to any Claim on account of any matter giving rise to a claim of indemnity by any of the Indemnified Parties under Section 9.2 hereof shall be subject to the following terms and conditions:

                  9.3.1. NHP shall give the Sellers Group prompt written notice of such Claim.

                  9.3.2. NHP (and BSMI, after Closing) shall have the right, in its sole discretion and through counsel of its own choice to litigate, defend, settle or otherwise attempt to resolve the Claim. The Sellers Group shall remain obligated to indemnify the Indemnified Parties with respect to such Claim, regardless of the outcome of the Claim. The Sellers Group shall fully cooperate with NHP and BSMI and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution. The Sellers Group's indemnification obligation is absolute and without qualification or offset and Sellers Group shall not assert the quality or handling of NHP's defense of any Claim, unless NHP (or its attorney) has been grossly negligent or has committed an act of willful misconduct in connection therewith, or the reasonableness or adequacy of the terms of any settlement or other resolution as a defense to Sellers Group's obligations hereunder.

            9.4. ACQUISITION PRICE ALLOCATION. The Sellers Group acknowledges and agrees that the allocation of the Acquisition Price made pursuant to Section
2.4.1 above does not necessarily reflect the damage or harm to NHP and/or BSMI if the Sellers Group is in breach or default of any of its representations, warranties, covenants or indemnifications under this Agreement or any other document or instrument executed in connection herewith, and such allocation shall not operate to limit, or be asserted as a defense against, any claims for indemnification or otherwise by NHP or BSMI.

            9.5. ESCROW AMOUNT. At Closing, NHP shall transfer the Escrow Amount to the Escrow Agent to be held in the Escrow Account in accordance with the Escrow Agreement. The Escrow Amount is being transferred to the Escrow Agent to further secure the Sellers Group's indemnification obligations under this Article 9. Within five (5) business days after April 30, 1997, Brightside, as designee of the Sellers Group, and NHP shall send joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Escrow Account an amount, if any, equal to the positive difference of (i) the then fair market value of the Escrow Account, less (ii)(a) Three Hundred Fifty Thousand Dollars $350,000, plus
(b) the amount of any then pending indemnification claims asserted by the Indemnified Parties. Within five (5) business days after December 31, 1997, Brightside, as designee of the Sellers Group, and NHP shall send joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Escrow Account an amount, if any, equal to the positive difference of (i) the then fair market value of the Escrow Account, less (ii)(a) Two Hundred Fifty Thousand Dollars $250,000, plus (b) the amount of any then pending indemnification claims asserted by the Indemnified Parties. Within five (5) business days after December 31, 1998, Brightside, as designee of the Sellers Group, and NHP shall send joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Escrow Account an amount, if any, equal to the positive difference of (i) the then fair market value of the Escrow Account, less (ii)(a) One Hundred Fifty Thousand Dollars ($150,000) plus
(b) the amount of any then pending indemnification claims asserted by the Indemnified Parties. Within five (5) business days after December 31, 1999, Brightside, as designee of the Sellers Group, and NHP shall send joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Escrow Account an amount, if any, equal to the then balance in the Escrow Account less the amount of any then pending indemnification claims asserted by the Indemnified Parties. Upon written demand by any of the Indemnified Parties, the Sellers Group shall within five (5) business days thereafter instruct the Escrow Agent in writing to disburse to the Indemnified Parties an amount equal to any claims for indemnification asserted by the Indemnified Parties, unless the Sellers Group gives the Indemnified Parties notice that the Sellers Group disputes such indemnification claim. Any disputed indemnification claims shall be resolved pursuant to Article 10 hereof. In no event shall Escrow Agent disburse any amounts from the Escrow Account without the joint written instructions of the Sellers Group and NHP to do so.

            9.6. REMEDIES CUMULATIVE. The rights and remedies herein provided, and provided in all other agreements, instruments, and documents delivered in connection herewith, are cumulative and are in addition to, and not exclusive of, any rights or remedies provided at law or in equity, including, without limitation, the rights and remedies of a secured party under the uniform commercial code. Such rights and remedies may be exercised in any order and at any time, and the failure to exercise such right or remedy in any one instance shall not preclude its subsequent exercise. Notwithstanding anything stated herein, this Section 9.6 in no way alters the limitations on liability set forth in this Article 9.

       10.  DISPUTE RESOLUTION.

            10.1. DISPUTED ISSUE. The parties hereto hereby covenant and agree to use their best efforts to resolve any disagreement (the "Disputed Issue") among them (or any of them) with respect to the interpretation of this Agreement with respect to the rights and obligations of the parties hereto; provided, however, that, in the event the parties are unable to resolve any Disputed Issue within twenty (20) days after any party's receipt of another party's written notice of a Disputed Issue (the "Resolution Period"), then the parties involved in such dispute shall submit the Disputed Issue to binding arbitration or another alternative dispute resolution procedure (together, "ADR") within five
(5) days following the expiration of the aforesaid twenty (20)-day period.

            10.2. RESOLUTION OF DISPUTED ISSUE. The resolution of any Disputed Issue by ADR shall be made in accordance with the rules, regulations and procedures of the American Arbitration Association (if arbitration is utilized) or such other organization as is rendering such ADR services (in any such case, as applicable in the Commonwealth of Virginia), and the resolution of any Disputed Issue by ADR shall be conclusive and binding upon the parties hereto (and their respective affiliates and principals).

            10.3. BINDING RESOLUTION. The parties hereto hereby acknowledge and agree that the party or parties engaged to resolve the Disputed Issue by ADR are hereby empowered to determine any legal, equitable or other relief deemed appropriate by such party or parties, which may be entered in any court having jurisdiction in accordance with the ADR decision of such party or parties.

            10.4. PREVAILING PARTY. The costs and expenses (including attorneys' and accountants' fees) of the substantially prevailing party in ADR (and the costs and expenses of the parties engaged to resolve the dispute by ADR) and the costs and expenses of such party to seek judicial enforcement of ADR shall be borne by the other party (if such is determined by the party or parties engaged to resolve the Disputed Issue to be appropriate and equitable based upon the nature of the Disputed Issue). The obligations of the Sellers Group under this Section 10.4 shall not be subject to any of the limitations contained in Section 9.2 hereof.

       11.  CONFIDENTIALITY.

            11.1. NONDISCLOSURE. The parties hereto hereby acknowledge and agree that any and all information provided by either party to the other in connection with the transactions contemplated hereunder shall be confidential, and, in connection therewith, each of the parties, individually and on behalf of their respective agents, representatives, employees, legal or financial advisors thereof), hereby covenants and agrees not to discuss or disclose any such information provided by the other party (or its authorized agent) in connection with this Agreement or any of the terms and conditions of the transactions and business arrangements contemplated hereunder, or otherwise disclose or disseminate any information regarding the same (which is considered privileged and confidential) to any person or persons, other than those person(s) or entity(ies) who or which require information for purposes of evaluating the transactions and business arrangements contemplated under this Agreement in any manner except with the express written consent of the party furnishing such information, and any such parties receiving such information shall thereafter be bound by the terms and conditions of this Section 11.1.

            11.2. PUBLICITY. In furtherance of the provisions of Section 11.1 hereof, the parties hereto hereby acknowledge and agree that the terms and conditions of the transactions contemplated under this Agreement and the negotiations related hereto are, and shall continue to be, confidential, and no publicity or any information relating thereto shall be issued or released to the press or any other parties whatsoever, unless and until the parties hereto jointly agree, in writing, to disclose and communicate any information regarding this Agreement and the transactions contemplated hereunder to the public, including a formal press release, the content of which shall be approved by NHP and the Sellers Group prior to any such disclosure, such approval not to be unreasonably withheld, conditioned or delayed by either party.

       12.  GENERAL PROVISIONS.

            12.1. MUTUAL REPRESENTATIONS, ACKNOWLEDGEMENTS AND WARRANTIES. Each party to this Agreement hereby declares, represents, acknowledges and warrants to the other parties hereto that:

                   12.1.1. In executing this Agreement, such party has relied upon his, her or its own judgment, belief and knowledge as to the nature, extent and effect of the rights and obligations of the parties hereunder.

                   12.1.2. Such party has had the benefit of counsel of their or its choice in connection with this Agreement and has read and understood the terms, conditions, obligations and consequences of entering into this Agreement.

                   12.1.3. This Agreement is made without reliance upon any statement, representation, promise, inducement, understanding or agreement which is not herein expressed.

                   12.1.4. Such party has not assigned any of his, her or its rights against the others arising out of the matters referred to in this Agreement to any person, corporation or assignee of any sort whatsoever.

                   12.1.5. All parties hereto participated in the drafting of this Agreement and the Exhibits and that, accordingly, no court or ADR tribunal construing this Agreement or the Exhibits shall construe this Agreement or the Exhibits more stringently against one party than any other party.

            12.2. NOTICES. Any and all notices, requests or other communications hereunder provided for herein shall be given in writing and sent by hand delivery or by registered or certified mail, return receipt requested, with first-class postage prepaid, or by Federal Express or other overnight courier; and such notices shall be addressed as follows:

If to NHP:              NHP-HG 16, Inc.
                        NHP-HG 17, Inc.
                        8065 Leesburg Pike, #400
                        Vienna, Virginia  22182
                        Attention:  Mr. Douglas A. Ewing,   Vice President

With copies to:         NHP-HG 16, Inc.
                        NHP-HG 17, Inc.
                        8065 Leesburg Pike, #400
                        Vienna, Virginia  22182
                        Attention:  Joel F. Bonder, Esq.
                                    General Counsel

                        Tucker, Flyer & Lewis
                        1615 L Street, N.W.
                        Suite 400
                        Washington, D.C. 20036
                        Attention:  Michael A. Schlesinger,
                                    Esq.

If to Sellers
Group:                  c/o David W. Houze
                        935 East Broad Street
                        Columbus, Ohio  43205

With a copy to:         Robert J. Behal, Esquire
                        Crabbe, Brown, Jones, Potts &
                          Schmidt
                        500 South Front Street
                        Suite 1200
                        Columbus, Ohio  43215

(or to such other address as either party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or sent by overnight courier service.

            12.3. BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective affiliates, heirs, executors and administrators, personal or legal representatives, successors and permitted assigns. No party shall assign any of its covenants or obligations under this Agreement; provided, however, that NHP may assign any or all of its rights under this Agreement to any of its designated affiliates. For purposes of this Agreement, "affiliate(s)" shall mean and refer to any entity controlled by, controlling or in common control with, NHP.

            12.4. ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules attached hereto, and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties relating to the subject matter hereof, and is a complete and exclusive statement of those terms. This Agreement supersedes all understandings and negotiations concerning the matters specified herein (including specifically, but not limited to, the Letter of Intent), and any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement, the Exhibits and Schedules, and other documents contemplated hereby shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties hereto.

            12.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflicts of laws.

            12.6. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

            12.7. WAIVERS. NHP or the Sellers Group may, by express written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (iv) waive performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            12.8. INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            12.9. SEVERABILITY. If for any reason whatsoever, any one (1) or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.


     IN WITNESS WHEREOF, the parties have executed this Acquisition Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                              NHP:

                              NHP-HG 16, INC., a Virginia
                              corporation

                              By:
                                   ------------------------------
                                   Douglas A. Ewing,
                                   Vice President

                        [Signatures continued on following page.]

                              NHP-HG 17, INC., a Virginia
                              corporation

                              By:
                                   ------------------------------
                                   Douglas A. Ewing,
                                   Vice President

                              SELLERS GROUP:
                              By:
                                   ------------------------------
                                   David W. Houze


                              By:
                                   ------------------------------
                                   Deborah S. Burgy

                              BRIGHTSIDE, LTD.


                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Its:
                                   ------------------------------

                              CELLAR H.S.C., LTD.

                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Its:
                                   ------------------------------


                             CONVEYOR H.R.I., LTD.

                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Its:
                                   ------------------------------

                  [Signatures continued on following page.]

                             NUCO BUSINESS SYSTEMS, INC.

                              By:
                                   ------------------------------
                              Name:
                                   ------------------------------
                              Its:
                                   ------------------------------

                        [Signature continued from prior page.]